Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among:

BORLAND SOFTWARE CORPORATION,
a Delaware corporation;

TARGA ACQUISITION CORP. I,
a Delaware corporation;

TARGA ACQUISITION CORP. II,
a Delaware corporation;

TOGETHERSOFT CORPORATION,
a Delaware corporation;

PETER COAD,
as Primary Stockholders’ Agent;

and

KURT JAGGERS,
as Secondary Stockholders’ Agent

Dated as of October 29, 2002

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(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of October 29, 2002 by and among: BORLAND SOFTWARE CORPORATION, a Delaware corporation (“Parent”); TARGA ACQUISITION CORP. I, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”); TARGA ACQUISITION CORP. II, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub II,” and together with Merger Sub I, “Merger Subs”); TOGETHERSOFT CORPORATION, a Delaware corporation (the “Company”); solely for the purposes of Section 11 and the Escrow Agreement, PETER COAD, as agent for the stockholders of the Company (the “Primary Stockholders’ Agent”), and KURT JAGGERS, as secondary agent for the stockholders of the Company (the “Secondary Stockholders’ Agent”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Subs and the Company intend to effect (1) a merger of Merger Sub I with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”) (“Merger I”) and (2) immediately following the effectiveness of Merger I, a merger of the Company with and into Merger Sub II in accordance with this Agreement and the DGCL (“Merger II,” and together with Merger I, the “Mergers”). Upon consummation of the Mergers, the Company will cease to exist.

B. This Agreement has been approved by the respective boards of directors of Parent, Merger Subs and the Company.

C. It is intended that the Mergers, taken together, qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

D. Contemporaneously with the execution and delivery of this Agreement, certain holders of Company Capital Stock are executing and delivering to Parent a voting agreement and irrevocable proxy (“Voting Agreement”).

AGREEMENT

The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time of Merger I, Merger Sub I shall be merged with and into the Company, and the separate corporate existence of Merger Sub I shall cease. The Company shall continue as the surviving corporation in Merger I (“Surviving Corporation I”). Immediately following the Effective Time of Merger I, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the Company will be merged with and into Merger Sub II, and the separate corporate existence of the Company shall cease. Merger Sub II shall continue as the surviving corporation in Merger II (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

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1.2 Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Times. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California 94304 at 10:00 a.m. on the third (3rd) business day after the satisfaction or waiver of the conditions set forth in Sections 7 and 8 (the “Scheduled Closing Date”) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and date as the parties may mutually agree. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, the parties shall file with the Secretary of State of the State of Delaware a properly executed certificate of merger for Merger I conforming to the requirements of the DGCL. Immediately following the Effective Time of Merger I, the parties shall file with the Secretary of State of the State of Delaware a properly executed certificate of merger for Merger II conforming to the requirements of the DGCL. Each Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware.

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) Unless otherwise determined by Parent and the Company prior to the Effective Time of Merger I:

(i) the certificate of incorporation of Surviving Corporation I immediately after the Effective Time of Merger I shall be the certificate of incorporation of Merger Sub I immediately prior to the Effective Time of Merger I;

(ii) the bylaws of Surviving Corporation I immediately after the Effective Time of Merger I shall be the bylaws of Merger Sub I immediately prior to the Effective Time of Merger I; and

(iii) the directors and officers of Surviving Corporation I immediately after the Effective Time of Merger I shall be the respective individuals who are directors and officers of Merger Sub I immediately prior to the Effective Time of Merger I.

(b) Unless otherwise determined by Parent and the Company prior to the Effective Time of Merger II:

(i) the certificate of incorporation of the Surviving Corporation immediately after the Effective Time of Merger II shall be the certificate of incorporation of Merger Sub II immediately prior to the Effective Time of Merger II, except that Article I of the certificate of incorporation of Merger Sub II shall be amended to reads as follows “The name of the corporation is “TogetherSoft Corporation”;

(ii) the bylaws of the Surviving Corporation immediately after the Effective Time of Merger II shall be the bylaws of Merger Sub II immediately prior to the Effective Time of Merger II, until thereafter changed or amended as provided therein or by applicable law; and

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(iii) the directors and officers of the Surviving Corporation immediately after the Effective Time of Merger II shall be the respective individuals who are directors and officers of Merger Sub II immediately prior to the Effective Time of Merger II.

1.5 Conversion of Shares.

(a) Subject to Sections 1.5(b)(xxii) and 1.10, at the Effective Time of Merger I, by virtue of Merger I and without any further action on the part of Parent, Merger Sub I, the Company or any stockholder of the Company:

(i) each share of the common stock (par value $0.001 per share) of Merger Sub I then outstanding shall remain outstanding and each certificate therefor shall be converted into one share of common stock of Surviving Corporation I;

(ii) each share of Series B Preferred Stock outstanding immediately prior to the Effective Time of Merger I shall be converted into the right to receive:

(1) the Series B Preferred Cash Conversion Ratio;

(2) the Series B Preferred Stock Conversion Ratio;

(3) the Company Common Cash Conversion Ratio; and

(4) the Company Common Stock Conversion Ratio.

(iii) each share of Series A Preferred Stock outstanding immediately prior to the Effective Time of Merger I shall be converted into the right to receive:

(1) the difference between (i) the Company Common Cash Conversion Ratio minus (ii) the Series A Preferred Cash Deduction Ratio; and

(2) the difference between (i) Company Common Stock Conversion Ratio minus (ii) the Series A Preferred Stock Deduction Ratio.

(iv) each share of Company Common Stock outstanding immediately prior to the Effective Time of Merger I shall be converted into the right to receive:

(1) the Company Common Cash Conversion Ratio; and

(2) the Company Common Stock Conversion Ratio.

(b) For purposes of this Agreement:

(i) The “Additional Common Cash Conversion Ratio” means the difference between (i) the Hypothetical Cash Conversion Ratio minus (ii) the Cash Conversion Ratio.

(ii) The “Additional Common Stock Conversion Ratio” means the difference between (i) the Hypothetical Stock Conversion Ratio minus (ii) the Stock Conversion Ratio.

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(iii) The “Cash Consideration” means $82,500,000.

(iv) The “Cash Conversion Ratio” means the quotient of (A) the Company Common Cash Consideration divided by (B) the sum obtained by adding (i) the Fully-Diluted Number of Shares of Company Common Stock plus (ii) the Fully-Diluted Number of Shares of Series B Preferred Stock plus (iii) the Fully-Diluted Number of Shares of Series A Preferred Stock.

(v) The “Cash Excess Legal Expenses” shall be equal to the product obtained by multiplying the Excess Legal Expenses by the Cash Redistribution Percentage.

(vi) The “Cash Redistribution Percentage” means the quotient of (A) the Company Common Cash Conversion Ratio divided by (B) the sum of (x) the Company Common Cash Conversion Ratio plus (y) the product of (i) the Company Common Stock Conversion Ratio multiplied by (ii) the Parent Average Stock Price.

(vii) The “Company Common Cash Consideration” means the Merger Cash Consideration minus the Total Series B Preferred Liquidation Preference.

(viii) The “Company Common Cash Conversion Ratio” means the sum of (A) the Additional Common Cash Conversion Ratio plus (B) the Cash Conversion Ratio.

(ix) The “Company Common Stock Conversion Ratio” means the sum of (A) the Additional Common Stock Conversion Ratio plus (B) the Stock Conversion Ratio.

(x) The “Excess Legal Expenses” means the Legal Expenses minus (A) $500,000 and (B) the amount equal to the Legal Expenses incurred by the Company with respect to the 3(a)(10) hearing process; provided, however, that in the event that the Legal Expenses are equal to an amount less than $500,000, then the Excess Legal Expenses shall be equal to zero.

(xi) The “Fully-Diluted Number of Shares of Company Common Stock” means the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I (including any such outstanding shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement) plus (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all vested and unvested Company Options, Company Warrants or other rights to purchase Company Common Stock outstanding immediately prior to the Effective Time of Merger I; provided, however, that the Fully-Diluted Number of Shares of Company Common Stock shall not include Incentive Options that are granted to employees of the Acquired Corporations between the date of this Agreement and the Closing Date.

(xii) The “Fully-Diluted Number of Shares of Series A Preferred Stock” means the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time of Merger I.

(xiii) The “Fully-Diluted Number of Shares of Series B Preferred Stock” means the sum of (A) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time of Merger I (including any such outstanding shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement) plus (B) the aggregate number of shares of Series B Preferred Stock purchasable under or

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otherwise subject to all vested and unvested Company Warrants or other rights to purchase Series B Preferred Stock outstanding, if any, immediately prior to the Effective Time of Merger I.

(xiv) The “Hypothetical Company Common Cash Consideration” means the Merger Cash Consideration minus the Hypothetical Total Series B Preferred Liquidation Preference.

(xv) The “Hypothetical Cash Conversion Ratio” means the quotient of (A) the Hypothetical Company Common Cash Consideration divided by (B) the sum obtained by adding (i) the Fully-Diluted Number of Shares of Company Common Stock plus (ii) the Hypothetical Fully-Diluted Number of Shares of Series B Preferred Stock plus (iii) the Fully-Diluted Number of Shares of Series A Preferred Stock.

(xvi) The “Hypothetical Stock Conversion Ratio” means the quotient of (A) the Merger Stock Consideration divided by (B) the sum obtained by adding (i) the Fully-Diluted Number of Shares of Company Common Stock plus (ii) the Hypothetical Fully-Diluted Number of Shares of Series B Preferred Stock plus (iii) the Fully-Diluted Number of Shares of Series A Preferred Stock.

(xvii) The “Hypothetical Fully-Diluted Number of Shares of Series B Preferred Stock” means the sum of (A) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time of Merger I (including any such outstanding shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement and assuming that any warrant to purchase shares of Series B Preferred Stock that is net exercised pursuant to the terms of such warrant prior to the Effective Time of Merger I is net exercised under the assumption that the Total Redistributed Cash Consideration and the Total Redistributed Stock Consideration each equal zero) plus (B) the aggregate number of shares of Series B Preferred Stock purchasable under or otherwise subject to all vested and unvested Company Warrants or other rights to purchase Series B Preferred Stock outstanding, if any, immediately prior to the Effective Time of Merger I.

(xviii) The “Hypothetical Total Series B Preferred Liquidation Preference” means the product obtained by multiplying (A) the Series B Preferred Liquidation Preference and (B) the Hypothetical Fully-Diluted Number of Shares of Series B Preferred Stock.

(xix) The “Legal Expenses” means the amount of any fees, costs or expenses of any nature payable by the Company to the Company’s Counsel, or to any other person who performed legal services for or on behalf of the Company, for the primary purpose of advising an Acquired Corporation with respect to this Agreement or any of the transactions contemplated by this Agreement.

(xx) The “Merger Cash Consideration” means the Cash Consideration minus the Cash Excess Legal Expenses.

(xxi) The “Merger Consideration” means the Merger Cash Consideration and the Merger Stock Consideration.

(xxii) The “Merger Stock Consideration” means the Stock Consideration minus the Stock Excess Legal Expenses; provided, however, that Parent shall have the option, but not the obligation, to issue a number of additional shares of Parent Common Stock (such additional shares, if Parent elects to issue such shares, together with the Merger Stock Consideration, the “Increased Merger Stock Consideration”) if necessary to obtain the tax opinion described in Section 6.6. In the event that

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Parent elects to issue the Increased Stock Consideration, Merger Stock Consideration means the Increased Merger Stock Consideration.

(xxiii) The “Parent Average Stock Price” shall be the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the ten (10) consecutive trading days preceding but not including the second (2nd) business day prior to the Closing Date.

(xxiv) The “Series A Preferred Aggregate Cash Consideration” means the product of (A) the Company Common Cash Conversion Ratio multiplied by (B) the Fully-Diluted Number of Shares of Series A Preferred Stock.

(xxv) The “Series A Preferred Aggregate Stock Consideration” means the product of (A) the Company Common Stock Conversion Ratio multiplied by (B) the Fully-Diluted Number of Shares of Series A Preferred Stock.

(xxvi) The “Series A Preferred Cash Deduction Ratio” means the quotient of (A) the sum of (i) the Total Redistributed Cash Consideration plus (ii) the Total Additional Common Cash Consideration divided by (B) the Fully-Diluted Number of Shares of Series A Preferred Stock.

(xxvii) The “Series A Preferred Stock Deduction Ratio” means the quotient of (A) the sum of (i) the Total Redistributed Stock Consideration plus (ii) the Total Additional Common Stock Consideration divided by (B) the Fully-Diluted Number of Shares of Series A Preferred Stock.

(xxviii) The “Series B Preferred Cash Conversion Ratio” means the quotient of (A) the sum of (i) Total Series B Preferred Liquidation Preference plus (ii) the Total Redistributed Cash Consideration divided by (B) the Fully-Diluted Number of Shares of Series B Preferred Stock.

(xxix) The “Series B Preferred Liquidation Preference” means $2.1782 per share of Series B Preferred Stock.

(xxx) The “Series B Preferred Stock Conversion Ratio” means the quotient of (A) the Total Redistributed Stock Consideration divided by (B) the Fully-Diluted Number of Shares of Series B Preferred Stock.

(xxxi) The “Stock Consideration” means 9,050,000 shares of Parent Common Stock.

(xxxii) The “Stock Conversion Ratio” means the quotient of (A) the Merger Stock Consideration divided by (B) the sum obtained by adding (i) the Fully-Diluted Number of Shares of Company Common Stock plus (ii) the Fully-Diluted Number of Shares of Series B Preferred Stock plus (iii) the Fully-Diluted Number of Shares of Series A Preferred Stock.

(xxxiii) The “Stock Excess Legal Expenses” shall be equal to the quotient of (A) the product obtained by multiplying (x) the Excess Legal Expenses by (y) the Stock Redistribution Percentage divided by (B) the Parent Average Stock Price.

(xxxiv) The “Stock Redistribution Percentage” means the quotient of (A) the product of (i) the Company Common Stock Conversion Ratio multiplied by (ii) the Parent Average Stock

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Price divided by (B) the sum of (x) the Company Common Cash Conversion Ratio plus (y) the product of (i) the Company Common Stock Conversion Ratio multiplied by (ii) the Parent Average Stock Price.

(xxxv) The “Subtotal Series B Preferred Merger Consideration” shall be equal to the sum of (A) the Total Series B Preferred Liquidation Preference plus (B) the product of (i) the Fully Diluted Number of Shares of Series B Preferred Stock multiplied by (ii) the sum of (x) the Company Common Cash Conversion Ratio plus (y) the product of (a) the Company Common Stock Conversion Ratio multiplied by (b) the Parent Average Stock Price.

(xxxvi) The “Total Additional Common Cash Consideration” means the product of (A) the sum of (i) the Fully-Diluted Number of Shares of Company Common Stock plus (ii) the Fully-Diluted Number of Shares of Series B Preferred Stock plus (iii) the Fully-Diluted Number of Shares of Series A Preferred Stock multiplied by (B) the Additional Common Cash Conversion Ratio.

(xxxvii) The “Total Additional Common Stock Consideration” means the product of (A) the sum of (i) the Fully-Diluted Number of Shares of Company Common Stock plus (ii) the Fully-Diluted Number of Shares of Series B Preferred Stock plus (iii) the Fully-Diluted Number of Shares of Series A Preferred Stock multiplied by (B) Additional Common Stock Conversion Ratio.

(xxxviii) The “Total Redistributed Cash Consideration” shall be equal to the product of (A) the Cash Redistribution Percentage multiplied by (B) the difference between (i) the Total Series B Preferred Stock Merger Consideration minus (ii) the Subtotal Series B Preferred Merger Consideration. Notwithstanding the foregoing, in the event that the Series A Preferred Aggregate Cash Consideration is less than the Total Redistributed Cash Consideration, the Total Redistributed Cash Consideration shall be equal to the Series A Preferred Aggregate Cash Consideration.

(xxxix) The “Total Redistributed Stock Consideration” shall be equal to the quotient of (A) the product of (x) the Stock Redistribution Percentage multiplied by (y) the difference between (i) the Total Series B Preferred Stock Merger Consideration minus (ii) the Subtotal Series B Preferred Merger Consideration divided by (B) the Parent Average Stock Price. Notwithstanding the foregoing, in the event that the Series A Preferred Aggregate Stock Consideration is less than the Total Redistributed Stock Consideration, the Total Redistributed Stock Consideration shall be equal to the Series A Preferred Aggregate Stock Consideration.

(xl) The “Total Series B Preferred Liquidation Preference” means the product obtained by multiplying (A) the Series B Preferred Liquidation Preference and (B) the Fully-Diluted Number of Shares of Series B Preferred Stock.

(xli) The “Total Series B Preferred Stock Merger Consideration” shall be equal to the product of (i) the Fully Diluted Number of Shares of Series B Preferred Stock multiplied by (ii) the Total Series B Preferred Stock Price.

(xlii) The “Total Series B Preferred Stock Price” means $5.726257 per share of Series B Preferred Stock.

(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the cash payable and shares of Parent Common Stock issued in exchange for such shares

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of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends, and any cash payment to be paid when such shares vest or are released from any repurchase option or risk of forfeiture, as the case may be, will be paid reasonably promptly following such vesting, such release from such repurchase option, or reasonably promptly following the elimination of the risk of such forfeiture, as the case may be.

(d) By virtue of Merger II and without any further action on the part of Parent, Merger Sub II or Surviving Corporation I, (i) each share of the common stock (par value $0.001 per share) of Merger Sub II then outstanding shall remain outstanding and each certificate therefor shall continue to evidence one share of common stock of the Surviving Corporation and (ii) each share of common stock of Surviving Corporation I then outstanding shall remain outstanding and each certificate therefor shall be converted into one share of common stock of the Surviving Corporation.

1.6 Stock Options.

(a) At the Effective Time of Merger I, by virtue of Merger I and in accordance with the Company’s 2000 Stock Plan, 2001 Officer Stock Plan, 2001 Non-U.S. Plan and 2001 California Plan (such plans collectively referred to as the “Company Stock Plans”), and without any action on the part of the parties hereto, each stock option that is then outstanding under the Company Stock Plans, whether vested or unvested (a “Company Option”), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company Stock Plans, the stock option agreement by which such Company Option is evidenced (including any amendments thereto) and this Agreement (the “Assumed Company Option”). All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into a right to receive cash and Parent Common Stock. Accordingly, from and after the Effective Time of Merger I, (i) each Assumed Company Option may be exercised solely for cash and shares of Parent Common Stock with respect to the Assumed Company Option, (ii) the amount of cash subject to each Assumed Company Option shall equal the difference between (A) the product of the Company Common Cash Conversion Ratio multiplied by the Company Option Shares minus (B) the product of the Company Option Shares multiplied by the Exercise Price Per Share multiplied by the Cash Ratio, (iii) the number of shares of Parent Common Stock subject to each such Assumed Company Option shall equal the product of the Company Common Stock Conversion Ratio multiplied by the Company Option Shares, (iv) the per share exercise price applicable to each such Assumed Company Option shall equal the product (rounded up to the nearest whole cent) of (A) the quotient of the Exercise Price Per Share divided by the Company Common Stock Conversion Ratio multiplied by (B) the Stock Ratio and (v) all rights and restrictions on the exercise of each Company Option including the term, exercisability, vesting schedule and all other provisions of such Company Option shall continue in full force and effect and apply to the Assumed Company Option. It is the intention of the parties that the portion of the Assumed Company Option that will become an option for Parent Common Stock qualify, to the maximum extent permissible, following the Effective Time of the Mergers as incentive stock options (as defined in Section 422 of the Code) to the extent such Assumed Options qualified as incentive stock options prior to the Effective Time of Merger I. The Company and Parent shall take all commercially reasonable action that may be necessary (under the Company Stock Plans and otherwise) to effectuate the provisions of this Section 1.6(a). Following the Closing, Parent will send to each holder of an Assumed Company Option a written notice setting forth (1) the amount of cash subject to such Assumed Company Option, (2) the number of shares of Parent Common Stock subject to such Assumed Company Option and (3) the exercise price per share of Parent Common Stock issuable upon exercise of such Assumed Company Option. Parent shall file with the SEC, promptly after the Closing Date, and in any event within five (5) business days after the Closing Date, a registration statement on Form S-8 registering the Parent Common Stock to be issued upon the exercise of the

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Assumed Company Options. Parent shall use commercially reasonable efforts to facilitate promptly following the Closing online option exercises and stock trading by the Continuing Employees (as defined in Section 6.8(b)), consistent with the system Parent uses with its current employees and policies applicable to current employees of Parent. For purposes of this Section, the term “Company Option Shares” means the number of shares exercisable (without regard to the vesting requirements of such Company Option) under a Company Option as of the time immediately prior to the Effective Time of Merger I (rounded down to the nearest cent). For purposes of this Section, the term “Cash Ratio” means the quotient of the Gross Cash Option Consideration divided by the Gross Option Consideration. For purposes of this Section, the term “Gross Cash Option Consideration” means the product of the Company Option Shares multiplied by the Company Common Cash Conversion Ratio. For purposes of this Section, the term “Gross Stock Option Consideration” means the product of the Company Option Shares multiplied by the Company Common Stock Conversion Ratio multiplied by the Parent Average Stock Price. For purposes of this Section, the term “Gross Option Consideration” means the sum of the Gross Cash Option Consideration plus the Gross Stock Option Consideration. For purposes of this Section, the term “Stock Ratio” means the quotient of the Gross Stock Option Consideration divided by the Gross Option Consideration. The term “Exercise Price Per Share” means the exercise price per share of such Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time of Merger I.

(b) At the Effective Time of Merger I, by virtue of Merger I and in accordance with the Company Stock Plan under which such stock options are granted, and without any action on the part of the parties hereto, each Incentive Option that is then outstanding, whether vested or unvested shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company Stock Plans and the stock option agreement by which such Incentive Option is evidenced. All rights with respect to Company Common Stock under outstanding Incentive Options shall thereupon be converted into a right with respect to Parent Common Stock (the “Assumed Incentive Option”). Accordingly, from and after the Effective Time of Merger I, (i) each Incentive Option assumed by Parent may be exercisable solely for shares of Parent Common Stock with respect to the Assumed Incentive Option, (ii) the number of shares of Parent Common Stock subject to each such Assumed Incentive Option shall equal the product of the Incentive Stock Conversion Ratio multiplied by the Incentive Option Shares rounded down to the nearest whole share, (iii) the per share exercise price applicable to each such Assumed Incentive Option shall equal the quotient of the Exercise Price Per Share divided by the Incentive Stock Conversion Ratio rounded up to the nearest whole cent; and (iv) all rights and restrictions on the exercise of each Incentive Option including the term, exercisability, vesting schedule and all other provisions of such Incentive Option shall continue in full force and effect and apply to the Assumed Incentive Option. The Company and Parent shall take all commercially reasonable action that may be necessary (under the Company Stock Plans and otherwise) to effectuate the provisions of this Section 1.6(b). Following the Closing, Parent will send to each holder of an assumed Incentive Option a written notice setting forth (A) the number of shares of Parent Common Stock subject to such Assumed Incentive Option and (B) the exercise price per share of Parent Common Stock issuable upon exercise of such Assumed Incentive Option. Parent shall file with the SEC, promptly after the Closing Date, and in any event within five (5) business days after the Closing Date, a registration statement on Form S-8 registering the Parent Common Stock to be issued upon the exercise of the Assumed Incentive Options. Parent shall use commercially reasonable efforts to facilitate promptly following the Closing online option exercises and stock trading by the Continuing Employees (as defined in Section 6.8(b)), consistent with the system Parent uses with its current employees and policies applicable to current employees of Parent. For purposes of this Section, the term “Incentive Stock Conversion Ratio” means the quotient of (1) the sum of the Company Common Cash Conversion Ratio plus the product of Company Common Stock Conversion Ratio multiplied by the Parent Average Stock Price divided by (2) the closing price of Parent stock on the Effective Time. For purposes of this Section, the term “Incentive Option Shares”

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means the number of shares exercisable (without regard to the vesting requirements of such Incentive Option) under a Incentive Option as of the time immediately prior to the Effective Time of Merger I.

1.7 Warrants.

(a) At the Effective Time of Merger I, each outstanding warrant to purchase Company Capital Stock issued by the Company (a “Company Warrant”) that remains unexercised immediately prior to the Effective Time of Merger I and that by the terms of such Company Warrant may be terminated as of the Effective Time of Merger I shall be terminated in accordance with the terms of such Company Warrant, and all rights with respect to Company Capital Stock under such outstanding Company Warrants shall thereupon be terminated. The Company shall take all commercially reasonable action that may be necessary to effectuate the provisions of this Section 1.7(a).

(b) At the Effective Time of Merger I, each Company Common Warrant and Company Series B Warrant that remains unexercised immediately prior to the Effective Time of Merger I and that by the terms of such warrant may not be terminated as of the Effective Time of Merger I shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the instrument by which such Company Common Warrant (the “Assumed Common Warrants”) or Company Series B Warrant (the “Assumed Series B Warrants,” and together with the Assumed Common Warrants, the “Assumed Company Warrants”) is evidenced. All rights with respect to Company Capital Stock under outstanding Assumed Company Warrants shall thereupon terminate. From and after the Effective Time of Merger I, (i) each Assumed Company Warrant may be exercised for shares of Parent Common Stock and cash, (ii) the amount of cash subject to each Assumed Common Warrant shall be equal to the difference between (1) the product of the Assumed Common Warrant Shares multiplied by the Company Common Cash Conversion Ratio minus (2) the product of the Assumed Common Warrant Shares multiplied by the Common Warrant Exercise Price Per Share multiplied by the Common Warrant Cash Ratio, (iii) the amount of cash subject to each Assumed Series B Warrant shall be equal to the difference between (1) the product of the Assumed Series B Warrant Shares multiplied by the sum of (x) Company Common Cash Conversion Ratio plus (y) the Series B Preferred Cash Conversion Ratio, minus (2) the product of the Assumed Series B Warrant Shares multiplied by the Series B Warrant Exercise Price Per Share multiplied by the Series B Warrant Cash Ratio, (iv) the number of shares of Parent Common Stock subject to each such Assumed Company Warrant shall be equal to (A) with respect to an Assumed Common Warrant, the product of the Assumed Common Warrant Shares multiplied by the Company Common Stock Conversion Ratio or (B) with respect to an Assumed Series B Warrant the product of (1) the Assumed Series B Warrant Shares multiplied by (2) the sum of (x) the Series B Preferred Stock Conversion Ratio plus (y) the Company Common Stock Conversion Ratio, (v) the per share exercise price applicable to each such Assumed Company Warrant shall equal (A) with respect to an Assumed Common Warrant, the product (rounded up to the nearest whole cent) of (1) the quotient of the Common Warrant Exercise Price Per Share divided by the Company Common Stock Conversion Ratio multiplied by (2) the Common Warrant Stock Ratio and (B) with respect to an Assumed Series B Warrant, the product (rounded up to the nearest whole cent) of (1) the quotient of (x) the Series B Warrant Exercise Price Per Share divided by (y) the sum of (a) the Series B Preferred Stock Conversion Ratio plus (b) the Company Common Stock Conversion Ratio, multiplied by (2) the Series B Warrant Stock Ratio and (vi) all restrictions on the exercise of each such Assumed Company Warrant shall continue in full force and effect, and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that each such Assumed Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time of Merger I. The Company shall take all commercially reasonable action that may be necessary to effectuate the provisions of this Section 1.7(b). Between the Closing and the General

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Escrow Release Date, upon exercise of an Assumed Company Warrant, (X) the holder of such Assumed Company Warrant shall be entitled to receive in exchange therefor (A) a certificate representing the Closing Percentage of the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1.7 (and cash in lieu of any fractional share of Parent Common Stock) and (B) an amount in cash representing the Closing Percentage of the cash that such holder has the right to receive pursuant to the provisions of Section 1.7, (Y) Parent shall deliver to the escrow agent under the Escrow Agreement substantially in the form of Exhibit B (the “Escrow Agreement”), on behalf and in the name of each such holder, (A) a certificate representing the Escrow Percentage of the number of whole shares of Parent Common Stock that such holder is entitled to receive (the “Warrant Escrow Shares”) and (B) an amount in cash representing the Escrow Percentage of the cash that such holder has the right to receive (the “Warrant Escrow Cash”) and (Z) the Assumed Company Warrant so exercised shall be canceled. During the period beginning on the first day after the General Escrow Release Date and ending on September 1, 2005, upon exercise of an Assumed Company Warrant, (X) the holder of such Assumed Company Warrant shall be entitled to receive in exchange therefor (A) a certificate representing the Second Warrant Issuance Percentage of the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1.7 (and cash in lieu of any fractional share of Parent Common Stock) and (B) an amount in cash representing the Second Warrant Issuance Percentage of the cash that such holder has the right to receive pursuant to the provisions of Section 1.7, (Y) Parent shall deliver to the escrow agent under the Escrow Agreement, on behalf and in the name of each such holder, (A) a certificate representing the Initial Special Escrow Percentage of the Warrant Escrow Shares and (B) an amount in cash representing the Initial Special Escrow Percentage of the Warrant Escrow Cash and (Z) the Assumed Company Warrant so exercised shall be canceled. During the period beginning on September 2, 2005 and ending on the Special Escrow Release Date, upon exercise of an Assumed Company Warrant, (X) the holder of such Assumed Company Warrant shall be entitled to receive in exchange therefor (A) a certificate representing the Third Warrant Issuance Percentage of the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1.7 (and cash in lieu of any fractional share of Parent Common Stock) and (B) an amount in cash representing the Third Warrant Issuance Percentage of the cash that such holder has the right to receive pursuant to the provisions of Section 1.7, (Y) Parent shall deliver to the escrow agent under the Escrow Agreement, on behalf and in the name of each such holder, (A) a certificate representing the Final Special Escrow Percentage of the Warrant Escrow Shares and (B) an amount in cash representing the Final Special Escrow Percentage of the Warrant Escrow Cash and (Z) the Assumed Company Warrant so exercised shall be canceled.

(c) For purposes of Section 1.7(b), the term:

(i) “Assumed Common Warrant Shares” means the number of shares exercisable (without regard to the vesting requirements of such Assumed Common Warrant) under a Company Warrant as of the time immediately prior to the Effective Time of Merger I (rounded down to the nearest cent).

(ii) “Assumed Series B Warrant Shares” means the number of shares exercisable (without regard to the vesting requirements of such Assumed Series B Warrant) under a Company Series B Warrant as of the time immediately prior to the Effective Time (rounded down to the nearest cent).

(iii) “Common Warrant Cash Ratio” means the quotient of the Gross Cash Warrant Consideration divided by the Gross Common Warrant Consideration.

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(iv) “Common Warrant Exercise Price Per Share” means the exercise price per share of such Company Common Warrant, as in effect immediately prior to the Effective Time of Merger I.

(v) “Common Warrant Stock Ratio” means the quotient of the Gross Stock Warrant Consideration divided by the Gross Common Warrant Consideration.

(vi) “Final Special Escrow Percentage” shall equal the percentage determined by dividing 5,000,000 by the sum of ((9,050,000 times the Parent Average Stock Price) plus the Merger Cash Consideration) and multiplying such amount by 100.

(vii) “Gross Cash Common Warrant Consideration” means the product of the Company Warrant Shares multiplied by the Company Common Cash Conversion Ratio.

(viii) “Gross Cash Series B Warrant Consideration” the product of the Assumed Series B Warrant Shares multiplied by the sum of (1) the Company Common Cash Conversion Ratio plus (2) the Series B Preferred Cash Conversion Ratio.

(ix) “Gross Common Warrant Consideration” means the sum of the Gross Cash Common Warrant Consideration plus the Gross Stock Common Warrant Consideration.

(x) “Gross Series B Warrant Consideration” means the sum of the Gross Cash Series B Warrant Consideration plus the Gross Stock Series B Warrant Consideration.

(xi) “Gross Stock Common Warrant Consideration” means (the product of the Assumed Common Warrant Shares multiplied by the Company Common Stock Conversion Ratio multiplied by the Parent Average Stock Price.

(xii) “Gross Stock Series B Warrant Consideration” the product of the Assumed Series B Warrant Shares multiplied by the Parent Average Stock Price multiplied by the sum of the Series B Preferred Stock Conversion Ratio plus the Company Common Stock Conversion Ratio.

(xiii) “Initial Special Escrow Percentage” shall equal the percentage determined by dividing 11,000,000 by the sum of ((9,050,000 times the Parent Average Stock Price) plus the Merger Cash Consideration) and multiplying such amount by 100.

(xiv) “Second Warrant Issuance Percentage” shall equal 100 minus the Initial Special Escrow Percentage.

(xv) “Series B Warrant Cash Ratio” means the quotient of the Gross Cash Series B Warrant Consideration divided by the Gross Series B Warrant Consideration.

(xvi) “Series B Warrant Exercise Price Per Share” means the exercise price per share of such Company Series B Warrant, as in effect immediately prior to the Effective Time.

(xvii) “Series B Warrant Stock Ratio” means the quotient of the Gross Stock Series B Warrant Consideration divided by the Gross Series B Warrant Consideration.

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(xviii) “Third Warrant Issuance Percentage” shall equal 100 minus the Final Special Escrow Percentage.

1.8 Closing of the Company’s Transfer Books. At the Effective Time of Merger I, holders of certificates representing shares of the Company Capital Stock that were outstanding immediately prior to the Effective Time of Merger I shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time of Merger I. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time of Merger I. If, after the Effective Time of Merger I, a valid certificate previously representing any of such shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9 Exchange of Certificates.

(a) Within five (5) business days after the Closing, Parent will mail to each Company stockholder that does not perfect its dissenters’ rights and is otherwise entitled to receive Merger Consideration pursuant to Section 1.5 (i) a letter of transmittal in customary form and containing such provisions as Parent deems reasonable (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to Parent) and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, (1) each holder of such Company Stock Certificate that does not perfect its dissenters’ rights, if any, pursuant to Section 1.10 shall be entitled to receive in exchange therefor (A) a certificate representing the Closing Percentage of the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock) and (B) an amount in cash representing the Closing Percentage of the cash that such holder has the right to receive pursuant to the provisions of Section 1.5, (2) Parent shall deliver to the escrow agent under the Escrow Agreement, on behalf and in the name of each such holder, (A) a certificate representing the Escrow Percentage of the number of whole shares of Parent Common Stock that such holder is entitled to receive (together with the Warrant Escrow Shares, the “Escrow Shares”), which Escrow Shares shall include the same proportion of vested and unvested shares of Parent Common Stock as were held by such holder with respect to Company Capital Stock immediately prior to the Effective Time of Merger I, and (B) an amount in cash representing the Escrow Percentage of the cash that such holder has the right to receive (together with the Warrant Escrow Cash, the “Escrow Cash”) and (3) the Company Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, Merger Consideration may be issued to a transferee if the Company Stock Certificate is presented to Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time of Merger I, to represent only the right to receive the Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect

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to such Company Stock Certificate. If Parent’s transfer agent requires that a legal opinion be delivered to it in connection with the issuance of shares of Parent Common Stock in accordance with this Section 1.9, Parent shall use commercially reasonable efforts to cause such a legal opinion to be delivered to its transfer agent at the Effective Time of Merger I. Parent shall use commercially reasonable efforts to cause its transfer agent or paying agent to deliver the proper portion of the Merger Consideration to each stockholder of the Company entitled to receive Merger Consideration pursuant to the terms of this Agreement as promptly as reasonably practicable after receipt by such transfer agent of the documentation set forth above.

(b) The Escrow Shares and Escrow Cash shall be maintained in escrow funds for the purposes of satisfying claims brought pursuant to Section 10, for the period of time and in accordance with the terms set forth in the Escrow Agreement.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time of Merger I shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate or unless such Company Stock Certificate is lost or stolen and an affidavit to such effect and bond is delivered to Parent in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Mergers, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder’s Company Stock Certificate(s) in accordance with this Section 1.9, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Average Stock Price.

(e) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Capital Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law, provided that Parent shall comply with applicable reporting requirements in connection with such withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person on behalf of whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.10 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that (i) the provisions of Chapter 13 of the California Corporations Code are, or prior to the Effective Date may become, applicable to Merger I by reason of Section 2115 of the California

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Corporations Code or (ii) the provisions of Section 262 of the DGCL are, or prior to the Effective Date may become, applicable to Merger I, any shares of Company Capital Stock that, as of the Effective Time of Merger I, are or may become “dissenting shares” within the meaning of Section 1300(b) of the California Corporations Code or may entitle the holder thereof to appraisal rights under Section 262 of the DGCL shall not be converted into or represent the right to receive a portion of the Merger Consideration, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California Corporations Code or Section 262 of the DGCL; provided, however, that if the status of any such shares as “dissenting shares” or shares carrying appraisal rights shall not be perfected, or if any such shares shall lose their status as “dissenting shares” or shares carrying appraisal rights, then, as of the later of the Effective Time of Merger I or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 1.5.

(b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time of Merger I to require the Company to purchase shares of Company Common Stock pursuant to Chapter 13 of the California Corporations Code or Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time of Merger I pursuant to the California Corporations Code or the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time of Merger I with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.11 Tax Consequences. For federal income tax purposes, the Mergers, taken together, are intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.12 Further Action. If, at any time after the Effective Time of Merger I, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Subs and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of each Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, which is arranged in parts corresponding to the numbered and lettered sections of this Section 2, with any exceptions listed in any numbered and lettered part deemed to relate to and to qualify any other representation or warranty to which the relevance of any representation or warranty is reasonably apparent, the Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

2.1 Due Organization; No Subsidiaries; Etc.

(a) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently

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being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts by which it is bound.

(b) None of the Acquired Corporations has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names of the Acquired Corporations identified in Part 2.1 of the Company Disclosure Schedule.

(c) No Acquired Corporation is or has been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Acquired Corporations. Each of the Acquired Corporations is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Company Disclosure Schedule.

(d) Part 2.1 of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of each of the Acquired Corporations, (ii) the names of the members of each committee of the board of directors of each of the Acquired Corporations and (iii) the names and titles of the officers of each of the Acquired Corporations.

(e) The Company has no Subsidiaries, except for the corporations identified in Part 2.1 of the Company Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1 of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1 of the Company Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity. None of the Acquired Corporations has guaranteed, nor is responsible or liable for, any obligation of any of the Entities in which it owns or has owned any equity interest.

2.2 Certificate of Incorporation and Bylaws; Books and Records. The Company has delivered or made available to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws (or other formation documents for the Acquired Corporations that are non-U.S. entities, as the case may be) of each of the Acquired Corporations, including all amendments thereto; (b) the stock records of each of the Acquired Corporations; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each of the Acquired Corporations, the board of directors of each of the Acquired Corporations and all committees of the board of directors of each of the Acquired Corporations. There have been no formal meetings or other proceedings of the stockholders of any of the Acquired Corporations, the boards of directors of any of the Acquired Corporations or any committee of the respective boards of directors of any of the Acquired Corporations that are not reflected in such minutes or other records. There has not been any violation of any of the provisions of the certificate of incorporation or bylaws any of the Acquired Corporations, and none of the Acquired Corporations has taken any action that is inconsistent with any resolution adopted by the stockholders of such Acquired Corporation, the board of directors of such Acquired Corporation or any committee of the board of directors of such Acquired Corporation.

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2.3 Capitalization, Etc.

(a) The authorized Company Capital Stock consists of: (i) 150,000,000 shares of Company Common Stock, of which 6,329,326 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 43,350,000 shares of Company Preferred Stock, (A) 33,000,000 of which have been designated Series A Preferred Stock, of which 31,321,048 shares have been issued and are outstanding as of the date of this Agreement and (B) 10,350,000 of which have been designated Series B Preferred Stock, of which 9,604,878 shares have been issued and are outstanding as of the date of this Agreement. Part 2.3 of the Company Disclosure Schedule sets forth a complete and accurate list of the record ownership of all of the shares of Company Capital Stock as of the date of this Agreement. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Company Disclosure Schedule identifies each repurchase option that is held by the Company and to which any of such shares is subject.

(b) The Company has reserved 19,400,000 shares of Company Common Stock for issuance under the Company Stock Plans, of which options to purchase 8,176,853 shares are outstanding as of the date of this Agreement. Part 2.3 of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Company Disclosure Schedule, for options granted under the Company Plans from and after the date of this Agreement in compliance with Section 4.2 of this Agreement or other securities issued from and after the date of this Agreement in compliance with Section 4.2 of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Company Capital Stock or other securities of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Capital Stock or other securities of any Acquired Corporation; (iii) Contract under the terms of which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of Company Capital Stock or any other securities of any Acquired Corporation; or (iv) to the Knowledge of the Company, condition or circumstance that will or could reasonably give rise to or provide a reasonable basis for the assertion of a meritorious claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company Capital Stock or other securities of any Acquired Corporation.

(c) All outstanding shares of Company Common Stock and Company Preferred Stock, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws or pursuant to valid exemptions therefrom and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

(d) None of the Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company other than pursuant to restricted stock purchase agreements or stock option agreements providing for the repurchase of such securities at the original issuance price of such securities. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the DGCL and other applicable Legal

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Requirements and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

(e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, and are fully paid and non-assessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4 Financial Statements.

(a) The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

(i) The audited balance sheets of the Acquired Corporations as of December 31, 2000 and 2001, and the related audited income statements, statements of stockholders’ equity and statements of cash flows of the Acquired Corporations for the years then ended, together with the notes thereto and the unqualified report and opinion of PricewaterhouseCoopers LLP relating thereto;

(ii) the unaudited balance sheet of the Acquired Corporations as of September 30, 2002 and the related unaudited income statement of the Acquired Corporations for the nine months then ended; and

(iii) the unaudited balance sheet of the Acquired Corporations as of September 30, 2002 (together with the unaudited balance sheet of the Acquired Corporations as of September 30, 2002, the “Unaudited Interim Balance Sheets”), and the related unaudited income statement of the Acquired Corporations for the nine months then ended.

(b) The Company Financial Statements present fairly the financial position of the Acquired Corporations as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Acquired Corporations for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) and 2.4(a)(iii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, that will not, individually or in the aggregate, be material in magnitude). The Company Financial Statements have been prepared from and are in accordance with the accounting records of the Acquired Corporations. The Company has also delivered or made available to Parent copies of all letters from the Acquired Corporations’ auditors to the Acquired Corporations’ boards of directors or the audit committees thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto. None of the Acquired Corporations has entered into any transactions involving the factoring of receivables, synthetic leases, off balance sheet research and development arrangements or use of special purpose entity for any off balance sheet activity, except as fully disclosed in the footnotes to the Company Financial Statements.

2.5 Absence of Changes. Since December 31, 2001:

(a) there has not been any Material Adverse Effect on the Acquired Corporations;

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(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Acquired Corporations’ assets (whether or not covered by insurance);

(c) none of the Acquired Corporations has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities other than pursuant to restricted stock purchase agreements or stock option agreements providing for the repurchase of such securities at the original issuance price of such securities;

(d) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company Stock Plans, (ii) any provision of any agreement evidencing any outstanding Company Option or (iii) any restricted stock purchase agreement;

(e) there has been no amendment to the certificate of incorporation of any of the Acquired Corporations or bylaws (or other formation documents for the Acquired Corporations that are non-U.S. entities, as the case may be), and none of the Acquired Corporations has effected or been a party to any Acquisition, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) none of the Acquired Corporations has formed any subsidiary or acquired any equity interest in any other Entity;

(g) none of the Acquired Corporations has (i) acquired, leased or licensed any right or other asset from any other Person, other than acquisitions, leases or licenses of assets that do not provide for the payment, or obligation to pay, by any of the Acquired Corporations of amounts in excess of $150,000 in the aggregate or (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, other than (x) any license of assets to any Person by the Acquired Corporations pursuant to terms that do not provide for the payment, or obligation to pay, to any of the Acquired Corporations of license fees or other amounts in excess of $50,000 on an annualized per customer basis (without regard to when or whether any or all of such license fees or other amounts will be recognized as revenue for accounting purposes) and (y) in the ordinary course of business pursuant to the standard forms of Company IP Contracts used by the Acquired Corporations as of the date of this Agreement, as provided to Parent and identified in the first sentence of Section 2.9(c) hereof, without material deviation therefrom (and intellectual property indemnification in license agreements shall not be considered for purposes of determining if there is a material deviation therefrom), or Company Contracts identified in Part 2.9(c), Part 2.10(a)(ii) or Part 2.10(a)(iii) of the Company Disclosure Schedule;

(h) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance other than as described in Section 2.5(g)(ii) above and liens securing debt that is reflected on the Unaudited Interim Balance Sheets;

(i) none of the Acquired Corporations has (i) lent money to any Person (other than pursuant to routine advances made to employees in the ordinary course of business) or (ii) incurred or guaranteed any indebtedness for borrowed money except pursuant to indebtedness reflected on the Unaudited Interim Balance Sheets;

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(j) none of the Acquired Corporations has paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation of any employee;

(k) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any respect except for changes made in compliance with FASB pronouncements;

(l) none of the Acquired Corporations has made any Tax election;

(m) none of the Acquired Corporations has commenced or settled any Legal Proceeding except during the Pre-Closing Period (as defined below) as permitted by Section 4.2(r) hereof;

(n) except as otherwise disclosed in Part 2.5, 2.9(c), 2.10(a)(ii) or 2.10(a)(iii) of the Company Disclosure Schedule or as described in Section 2.5(g)(ii)(x) above, none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

(o) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

2.6 Title to Assets.

(a) The Acquired Corporations own, and have good, valid and marketable title to, all assets (other than Intellectual Property) purported to be owned by them, including all tangible assets reflected on the Unaudited Interim Balance Sheets (the “Company Assets”). All of the Company Assets are owned by the Acquired Corporations free and clear of any liens or other Encumbrances other than as described in Section 2.5(g)(ii) and liens securing debt that is reflected on the Unaudited Interim Balance Sheets. The Company Assets (i) constitute all of the tangible assets of any nature whatsoever, necessary to operate the businesses of the Acquired Corporations in the manner currently operated and (ii) include all of the operating assets of the Acquiring Corporations.

(b) Part 2.6 of the Company Disclosure Schedule identifies all tangible assets that are material to the business of the Acquired Corporations that are being leased to the Acquired Corporations.

2.7 Bank Accounts; Receivables.

(a) Part 2.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of any of the Acquired Corporations at any bank or other financial institution.

(b) Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Acquired Corporations as of September 30, 2002. All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheets that have not yet been collected and those accounts receivable that have arisen since the applicable date of such Unaudited Interim Balance Sheets and have not yet been collected) (i) represent valid obligations of

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customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and collectible within 180 days of origination of the account receivable, without any counterclaim or set off (net of the respective reserves shown on the Unaudited Interim Balance Sheets, which reserves are adequate and calculated consistent with past practice of the Company).

2.8 Equipment; Real Property.

(a) All material items of equipment and other tangible assets owned by or leased to any of the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Acquired Corporations’ business in the manner in which such business is currently being conducted.

(b) None of Acquired Corporations owns any Real Property, has any interest in Real Property or has any leasehold interest in any real property, except for the leaseholds created under the real property leases identified in Part 2.8(b) of the Company Disclosure Schedule.

2.9 Intellectual Property.

(a) For purposes of this Agreement (including the Company Disclosure Schedule):

(i) “Intellectual Property” means and includes algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, photomasks, semiconductor devices, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

(ii) “Intellectual Property Rights” means and includes all rights of the following types, which may exist, previously existed, or may be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patents and industrial property rights; (E) other legally protectable proprietary rights in Intellectual Property of every kind and nature; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(A)” through “(E)” above.

(iii) “Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

(iv) “Company IP” means all Intellectual Property Rights and Intellectual Property owned or purported to be owned by any of the Acquired Corporations.

(v) “Company IP Contract” means any Contract to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound, that contains

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any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any of the Acquired Corporations.

(b) Part 2.9(b) of the Company Disclosure Schedule accurately identifies the following information:

(i) Part 2.9(b)(i) of the Company Disclosure Schedule accurately identifies and describes each proprietary software product or material service distributed, licensed, provided or sold by any of the Acquired Corporations or their predecessor entities, including Targa LLC and its subsidiaries, at any time since August 25, 1999, including any product or service currently under active development by any of the Acquired Corporations.

(ii) Part 2.9(b)(ii) of the Company Disclosure Schedule accurately identifies (A) each item of Registered IP that has not been intentionally abandoned by any of the Acquired Corporations and has not expired at the end of its statutory term, and in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number, (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest and (D) each product or service identified in Part 2.9(b)(i) of the Company Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under active development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has provided to counsel to Parent complete and accurate copies of all applications, and invention assignment documents related to each such item of currently published Registered IP.

(iii) Part 2.9(b)(iii) of the Company Disclosure Schedule accurately identifies (A) all Intellectual Property Rights or Intellectual Property (by product name only) licensed to any of the Acquired Corporations (other than any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or necessary for the development, manufacturing, or distribution of, the products or services of any of the Acquired Corporations and (3) is generally available on standard terms for less than $2,000 per CPU or $50,000 in the aggregate), (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Acquired Corporations and (C) whether the license or licenses granted to the Acquired Corporations are exclusive or nonexclusive.

(c) The Company has provided or made available to Parent a complete and accurate copy of each standard form of Company IP Contract used by any of the Acquired Corporations or their predecessor entities, including Targa LLC and its subsidiaries, at any time since August 25, 1999, including each of the following: (i) Standard License Agreement, Premium Support Membership Agreement, Standard Download/Installation License Agreement, Together Racer License Agreement, Same User Addendum, Change of HostID Form, De-Install Form, Pre-Release Software Testing License Agreement, Software Pilot Testing Agreement, Evaluation License Agreement, Beta Test Agreement, Purchase Authorization Letter, Quantity Purchase Agreement, Software Lease Agreement, Together™ Software License Agreement – Leased Software, Multiple License and Service Agreement, Request and Agreement to Transfer Licenses, Together Community Edition License Agreement, or Academic Site License Agreement for the license of Company Software in the ordinary course of business, (ii) Software Product Reseller Agreement or Software Product International Reseller Agreement, (iii) Agreement for the Provision of Services, Professional Services Agreement, Agreement to Serve on Board of Advisors,

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Intellectual Property Agreement for DSP Programmers, Agreement on the Use of and Payment for Work Products, Master Independent Contractor Agreement for Specified Services, Severance Agreement and Release, or employment agreement for the United States, the Czech Republic, Germany, Finland, France, Italy, Japan, the U.K., Belgium, Luxemburg, the Netherlands, Sweden, Canada, or Russia or other employment agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision, (iv) Mutual Non-Disclosure Agreement, Non-Disclosure Agreement (unilateral from Targa), Non-Disclosure Agreement (unilateral to Targa), (v) Targa Alliance Program Agreement, Certified Trainer Agreement, Service Alliance Agreement, Agreement to Utilize Photographs / Quotations, Logo and Trademark Usage Agreement or (vi) Systems Integrator/Consultant—Business Referral Agreement, Integration Workshop Agreement, Skills Development and Training Single Computer License, Independent Software Vendor Agreement or Independent Consultant Program Application. Part 2.9(c) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement identified in the first sentence of this Section 2.9(c), other than Immaterial Customer Contracts. Other than non-exclusive licenses granted pursuant to the standard forms of Company IP Contracts provided to Parent hereunder and identified in the first sentence of this Section 2.9(c), without material deviation therefrom and Contracts listed in Part 2.9(c), Part 2.10(a)(ii) or Part 2.10(a)(iii) of the Company Disclosure Schedule, none of the Acquired Corporations is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Acquired Corporations to use, exploit, assert or enforce any Company IP anywhere in the world.

(d) The Acquired Corporations exclusively own all right, title, and interest to and in the Company IP free and clear of any Encumbrances other than license agreements described in Section 2.5(g)(ii). No Intellectual Property or Intellectual Property Rights have been exclusively licensed to any of the Acquired Corporations. Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to perfect the rights of each of the Acquired Corporations in the Company IP, to the extent it is currently possible under applicable Legal Requirements to perfect such rights, (other than Registered IP that has been intentionally abandoned by any of the Acquired Corporations or has expired at the end of its statutory term) have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body, other than such documents and instruments the failure of which to execute, deliver and file would not have an adverse effect on the Company or the Company’s business.

(ii) Each Person who is or was an employee or contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights in such Intellectual Property to the applicable Acquired Corporations and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or employee of any of the Acquired Corporations has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of any of the Acquired Corporations is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any of the Acquired Corporations or (B) to the Company’s Knowledge in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv) Each of the Acquired Corporations has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information

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held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret.

(v) Since August 25, 1999, none of the Acquired Corporations or their predecessor entities, including Targa LLC and its subsidiaries, has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person other than an Acquired Corporation.

(vi) None of the Acquired Corporations is now or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.

(vii) Each of the Acquired Corporations owns or otherwise has, and after the Closing the Surviving Corporation will have, all Intellectual Property Rights needed to conduct the business of each of the Acquired Corporations as currently conducted.

(e) All Company IP (other than Company IP that is exclusively licensed to, but is not owned by, any of the Acquired Corporations, as identified in Part 2.9(b)(iii) of the Company Disclosure Schedule) is valid and subsisting. Without limiting the generality of the foregoing:

(i) Each U.S. patent application and U.S. patent in which any of the Acquired Corporations has or purports to have an ownership interest was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which any of the Acquired Corporations has or purports to have an ownership interest was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public or was otherwise filed within the time period allowed for filing of a valid patent under the Legal Requirements of the applicable foreign jurisdiction.

(ii) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person. To the Company’s Knowledge, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which any of the Acquired Corporations has or purports to have an ownership interest has been impaired.

(iii) All filings, payments, and other actions required to be made or taken to obtain, secure or maintain each item of Company IP that is Registered IP in full force and effect have been made by the applicable deadline and in compliance with all other applicable Legal Requirements. No application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of any of the Acquired Corporations has been abandoned, allowed to lapse, or rejected at any time since August 25, 1999. Part 2.9(e)(iii) of the Company Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is one hundred twenty (120) days after the date of this Agreement in order to maintain each such item of Company IP that is Registered IP in full force and effect.

(iv) No interference, opposition, reissue, reexamination, or other Legal Proceeding of any nature is or has been pending or, to the Company’s Knowledge, threatened, in which

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the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. There is no basis for a claim that any Company IP is invalid or unenforceable.

(f) To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(f) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) Neither the execution, delivery or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of any Contract listed or required to be listed in Part 2.9(b)(iii) of the Company Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(h) None of the Acquired Corporations has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
(i) No product, information or service ever manufactured, produced, distributed, published, provided or sold by or on behalf of any of the Acquired Corporations, and no Intellectual Property ever owned, or developed by any of the Acquired Corporations, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(ii) No infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against any of the Acquired Corporations or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Corporations with respect to such claim or Legal Proceeding. None of the Acquired Corporations has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.

(iii) No claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations (other than non-customized software that (A) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the products or services of any of the Acquired Corporations and (C) is generally available on standard terms for less than $2,000 per CPU or $50,000 in the aggregate) (x) is pending against any of the Acquired Corporations or, to the Company’s Knowledge, against any third party or (y) to the Company’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely and materially affect (1) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired

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Corporations or (2) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by any of the Acquired Corporations.

(i) “Company Software” means the software (including firmware and other software embedded in hardware devices) marketed, distributed, licensed or sold by any of the Acquired Corporations at any time since August 25, 1999 (other than non-customized third-party software licensed to any of the Acquired Corporations for internal use on a non-exclusive basis) unmodified by any third party following the date of sale, transfer, license or distribution of such software by any of the Acquired Corporations.

(i) The Company Software conforms to any applicable product specifications and complies with any applicable legally enforceable commitments relating to the use, functionality or performance of Company Software or can be fixed under the Acquired Corporations’ current, standard maintenance and support policy or terms. The Acquired Corporations have taken commercially reasonable efforts to fix any bugs, defects or errors in the Company Software.

(ii) The Company Software is not subject to any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License or any other similar obligation or condition that (A) could require, or could condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software or (B) could otherwise impose any limitation, restriction or condition on the right or ability of any of the Acquired Corporations to use or distribute any Company Software.

(iii) Each of the Acquired Corporations has used commercially reasonable efforts to prevent the Company Software from containing any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) damaging or destroying any data or file without the user’s consent.

(j) No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person other than (i) employees of any Acquired Corporation and (ii) individuals who perform or performed software development, testing or support services for any Acquired Corporation, who have or had access to such source code solely in connection with the performance of such services, and who have entered into enforceable agreements with any Acquired Corporation that obligate the individual to treat such source code as confidential information of the Acquired Corporations. None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any of the Acquired Corporations (other than source code deliveries, licenses or disclosures expressly required or granted under the development agreements specifically identified in Part 2.9(c) of the Company Disclosure Schedule that are denoted with an asterisk). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of any of the Acquired Corporations or an individual described in clause (ii) above.

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2.10 Contracts.

(a) Part 2.10 of the Company Disclosure Schedule identifies the following Company Contracts under which any of the Acquired Corporations has any rights or Liabilities as of the date of this Agreement; provided, that, without limiting the definition of “Material Contract,” the Company shall not be required to identify in Part 2.10 of the Company Disclosure Schedule (1) Standard License Agreement, Premium Support Membership Agreement, Standard Download/Installation License Agreement, Together Racer License Agreement, Same User Addendum, Change of HostID Form, De-Install Form, Pre-Release Software Testing License Agreement, Software Pilot Testing Agreement, Evaluation License Agreement, Beta Test Agreement, Purchase Authorization Letter, Quantity Purchase Agreement, Software Lease Agreement, Together™ Software License Agreement — Leased Software, Multiple License and Service Agreement, Request and Agreement to Transfer Licenses, Together Community Edition License Agreement or Academic Site License Agreement for the license of Company Software in the ordinary course of business, (2) Software Product Reseller Agreement or Software Product International Reseller Agreement, (3) Agreement for the Provision of Services, Professional Services Agreement, Agreement to Serve on Board of Advisors, Intellectual Property Agreement for DSP Programmers, Agreement on the Use of and Payment for Work Products, Master Independent Contractor Agreement for Specified Services, Severance Agreement and Release, or employee agreement for the United States, the Czech Republic, Germany, Finland, France, Italy, Japan, the U.K., Belgium, Luxemburg, the Netherlands, Sweden, Canada, or Russia or other employment agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision, (4) Mutual Non-Disclosure Agreement, Non-Disclosure Agreement (unilateral from Targa), Non-Disclosure Agreement (unilateral to Targa), (5) Targa Alliance Program Agreement, Certified Trainer Agreement, Service Alliance Agreement, Agreement to Utilize Photographs / Quotations, Logo and Trademark Usage Agreement or (6) Systems Integrator/Consultant — Business Referral Agreement, Integration Workshop Agreement, Skills Development and Training Single Computer License, Independent Software Vendor Agreement or Independent Consultant Program Application, each in the standard form of such type of agreement used by the Company as of the date of this Agreement, as provided or made available to Parent, without material deviation therefrom:

(i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

(ii) each Company Contract relating to the acquisition, transfer, use, assignment, development, sharing or license of any Intellectual Property or Intellectual Property Rights to, from, by or with any of the Acquired Corporations (except (A) for the license or other acquisition of rights to any non-customized software that is not incorporated into, or necessary for the development, manufacturing or distribution of, the products or services of any Acquired Corporation and that is licensed to any Acquired Corporation solely in executable or object code form under any nonexclusive software license generally available to the public on standard terms at a cost of less than $2,000 per CPU or $50,000 in the aggregate and (B) for Immaterial Customer Contracts);

(iii) each Company Contract imposing any restriction on the right or ability of any of the Acquired Corporations (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person or (C) develop or distribute any of the Acquired Corporations’ products or

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products currently under development by any of the Acquired Corporations or in the pipeline of any of the Acquired Corporations;

(iv) each Company Contract creating or involving any agency relationship (including powers of attorney), distribution arrangement or franchise relationship;

(v) each Company Contract relating to the acquisition, issuance or transfer of any securities other than stock purchase agreements or stock option agreements (and any amendments thereto) issued pursuant to the Company Stock Plans;

(vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of any of the Acquired Corporations other than licenses granted pursuant to Immaterial Customer Contracts;

(vii) each Company Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or tangible personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with a term of less than one year);

(viii) each Company Contract containing any agreement with respect to a change of control of any Acquired Corporation other than pursuant to Immaterial Customer Contracts;

(ix) each Company Contract involving or related to the escrow or transfer of any source code for any Company Software;

(x) each Company Contract, other than Immaterial Customer Contracts, involving or incorporating (A) any guaranty, any pledge, any performance or completion bond or any surety arrangement or (B) any indemnity other than intellectual property indemnities granted in favor of customers of any of the Acquired Corporations;

(xi) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities reasonably valued in excess of $100,000;

(xii) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(xiii) each Company Contract constituting a Government Contract or Government Bid in excess of $100,000;

(xiv) each Company Contract for capital expenditures in excess of $50,000 except for Company Contracts under which none of the Acquired Corporations has any remaining obligation;

(xv) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Acquired Corporations’ past practices except for Immaterial Customer Contracts; and

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(xvi) any other Company Contract under which any of the Acquired Corporations has any remaining obligation that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 individually or $500,000 in the aggregate or (B) the performance of services having a value in excess of $100,000 individually or $500,000 in the aggregate, except in the case of “(A)” and “(B)” for Immaterial Customer Contracts.

(Contracts in the respective categories described in clauses “(i)” through “(xvi)” above are referred to in this Agreement as “Material Contracts.”)

(b) The Company has delivered or made available to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Company Disclosure Schedule, including all amendments thereto. Part 2.10 of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect, and, to the Knowledge of the Company, is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) None of the Acquired Corporations has violated or breached in any material respect, or committed any material default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default under, any Material Contract.

(d) To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract.

(e) Since December 31, 2001, none of the Acquired Corporations has received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract.

(f) Since December 31, 2001, no Company Contract has violated Statement of Position 97-2 “Software Revenue Recognition.”

(g) None of the Acquired Corporations has waived any of its material rights under any Material Contract.

(h) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to any of the Acquired Corporations under any Material Contract or any other material term or provision of any Material Contract.

(i) The Material Contracts collectively constitute all of the Contracts (other than Immaterial Customer Contracts) necessary to enable each of the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted in all material respects.

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(j) As of the date of this Agreement, the sales pipeline of the Acquired Corporations, when measured by the Company in the same manner using the same methods, is consistent with, and is not materially worse than the pipeline of the Acquired Corporations at the similar point of the quarter ended September 30, 2002.

(k) As of the date of this Agreement, Part 2.10 of the Company Disclosure Schedule provides an accurate description of the Company Contracts for which the license key has not been shipped.

2.11 Liabilities. None of the Acquired Corporations has any Liabilities of any nature, except for: (a) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheets; (b) normal and recurring current Liabilities that have been incurred by any of the Acquired Corporations since October 1, 2002 in the ordinary course of business and consistent with past practices; (c) Liabilities (i) under the Material Contracts, to the extent the nature and magnitude of such Liabilities can be specifically ascertained by reference to the text of such Company Contracts or (ii) under Immaterial Customer Contracts; and (d) Liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12 Compliance with Legal Requirements. Each of the Acquired Corporations is, and has at all times since July 6, 2000 been, in compliance with all material applicable Legal Requirements. Since July 6, 2000, (a) none of the Acquired Corporations has received any written notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material applicable Legal Requirement and (b) to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Acquired Corporation of, or a failure on the part of any Acquired Corporation to comply with, any material applicable Legal Requirement or (ii) may give rise to any obligation on the part of any Acquired Corporation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

2.13 Governmental Authorizations. Part 2.13 of the Company Disclosure Schedule identifies each material Governmental Authorization held by any of the Acquired Corporations, and the Company has delivered or made available to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable each of the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted. Each of the Acquired Corporations is, and at all times since July 6, 2000 has been, in material compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. Since July 6, 2000, none of the Acquired Corporations has received any written notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14 Tax Matters.

(a) All material Tax Returns required to be filed by or on behalf of each of the Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) have been, or will be when filed,

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accurately and completely prepared in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns filed since December 31, 2001 that have been requested by Parent.

(b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Each of the Acquired Corporations will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from August 31, 2002 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

(c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return. The Company has delivered or made available to Parent accurate and complete copies of all audit reports and similar documents (to which the Acquired Corporations have access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by any of the Acquired Corporations or any other Person), and no such extension or waiver has been requested from any of the Acquired Corporations.

(d) No claim or Proceeding is pending or has been threatened against or with respect to any of the Acquired Corporations in respect of any material Tax. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any of the Acquired Corporations with respect to any material Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by any of the Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of the Acquired Corporations has been a “distributing corporation” or a “controlled corporation” in any distribution of stock to which Code Section 355 applies. None of the Acquired Corporations has been a member of an affiliated group filing a consolidated federal income Tax Return and has any Liability for Taxes of another Person: (i) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or non-United States law), (ii) as a transferee or successor or (iii) by Contract or (otherwise). None of the Acquired Corporations has entered into or been engaged in or been a party to any transaction or series of transactions or scheme or arrangement of which the main purpose or one of the main purposes was the illegal avoidance or illegal deferral of Tax or a reduction in the Liability for Taxes.

(e) Part 2.14(e) of the Company Disclosure Schedule identifies each agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. No Acquired Corporation is and no Acquired Corporation has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or

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similar Contract. None of the Acquired Corporations is a party to any Contract, nor do they have any obligation (current or contingent), to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code.

2.15 Employee and Labor Matters; Benefit Plans.

(a) For all purposes of this Section 2.15, the following terms shall have the following meanings:

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(ii) “Company Affiliate” shall mean any other person or entity under common control with any Acquired Corporation within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

(iii) “Company Employee” shall mean any current or former employee, consultant or director of any Acquired Corporation, any Company Affiliate or any Company Predecessor Entity.

(iv) “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, or other agreement, or contract between any Acquired Corporation, any Company Affiliate or any Company Predecessor Entity and any Company Employee, excluding any such agreement or contract that, by its terms, may be terminated upon sixty (60) days’ notice or less and any such agreement or contract under which an Acquired Corporations’ obligation is less than $100,000 per annum (unless such agreement or contract provides for severance or change of control benefits).

(v) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by any Acquired Corporation, any Company Affiliate or any Company Predecessor Entity for the benefit of any Company Employee, or with respect to which any Acquired Corporation or any Company Affiliate has or may have any liability or obligation, except such definition shall not include (i) any Company Employee Agreement, (ii) any arrangement that can be unilaterally terminated by an Acquired Corporation upon sixty (60) days notice or less, (iii) any arrangement under which an Acquired Corporations obligation is less than $100,000 per year (unless such arrangement provides for severance or change of control benefits) or (iv) stock purchase agreements or stock option agreements (and standard amendments thereto) issued pursuant to the Company Stock Plans, each in the form made available to Parent without material deviation thereto.

(vi) “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(vii) “Company Predecessor Entity” shall mean any Entity to which the Company is a successor.

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(viii) “DOL” shall mean the United States Department of Labor.

(ix) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(x) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(xi) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(xii) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by an Acquired Corporations or any ERISA Affiliate, whether informally or formally, or with respect to which an Acquired Corporation or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

(xiii) “IRS” shall mean the United States Internal Revenue Service.

(xiv) “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

(b) Part 2.15(b) of the Company Disclosure Schedule contains:

(i) An accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement, with the exception of standard form(s) of offer letters, employment agreements, proprietary information and invention assignment agreements, consulting agreements and independent contractor agreements made available to Parent (in each case without material deviation from the standard forms). None of the Acquired Corporations either intends to commit, nor has any Acquired Corporation committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement); and

(ii) A complete and accurate list of the following information for each current employee, director, independent contractor, consultant and agent of the Acquired Corporations, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; current compensation paid or payable and any change in compensation since June 30, 2002; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Company Employee Plan.

(c) The Company has delivered or made available to Parent (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is subject to the minimum funding standards of ERISA Section 302, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summaries of material modifications

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thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all written materials provided to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to any Acquired Corporation or any Company Affiliate, (vii) all material correspondence, if any, to or from any governmental agency relating to any Company Employee Plan, (viii) the form of all COBRA forms and related notices, (ix) all insurance policies, if any, in the possession of any Acquired Corporation or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests, if any, required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(d) Each of the Acquired Corporations and all Company Affiliates have substantially performed all material obligations required to be performed by them under, are not in default or violation of, and to the Knowledge of the Company, there is no default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, including, without limitation, ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or to the Knowledge of the Company threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time of Merger I in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Effective Time of Merger I in accordance with its terms, without liability to Parent, any of the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any Company Affiliate has incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each of the Acquired Corporations and all Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Acquired Corporation nor any Company Affiliate nor any Company Predecessor Entity has ever maintained, established, sponsored, participated in, or contributed to any (i) Company Pension Plan subject to Title IV of ERISA, or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. No Acquired Corporation nor any Company Affiliate nor any Company Predecessor Entity has maintained, established, sponsored, participated in, or contributed to, any Company Pension Plan in which stock of an Acquired Corporation or any Company Affiliate is or was held as a plan asset.

(f) No Company Employee Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide retiree life insurance, retiree health or other retiree employee welfare

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benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any Acquired Corporation or any Company Affiliate, no Acquired Corporation, Company Affiliate, or any Company Predecessor Entity has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by applicable Legal Requirements.

(g) Each of the Acquired Corporations and each Company Affiliate and any Company Predecessor Entity has, prior to the Effective Time of Merger I, complied in all material respects with the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA, and any similar provisions of law applicable to the Company Employees.

(h) Except as expressly required or provided by this Agreement or as otherwise required by applicable Legal Requirements, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(i) Each of the Acquired Corporations and all Company Affiliates: (i) are in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Company Employees, (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (v) have no independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer. There are no pending or reasonably anticipated or, to the Knowledge of the Company, threatened claims or actions against any Acquired Corporation or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(j) No work stoppage or labor strike against any Acquired Corporation is pending or reasonably anticipated or, to the Knowledge of the Company, threatened. No Acquired Corporation knows of any activities or proceedings of any labor union to organize any Company Employees. There are no actions, suits, claims, labor disputes or grievances pending or reasonably anticipated or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company, any Acquired Corporation nor any Company Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. No Acquired Corporation nor any Company Affiliate is presently, nor has any Acquired Corporation nor any Company Affiliate been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreement is being negotiated by any of the Acquired Corporations.

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(k) No Acquired Corporation has violated the Worker Adjustment and Retraining Notification Act or similar law or requirement (the “WARN Act”). During the ninety (90) day period prior to the date of this Agreement, the Acquired Corporations have terminated fifty-three (53) employees. No Acquired Corporation has terminated an employee for an illegal or impermissible reason that could give rise to a Liability for back pay or Damages.

(l) To the Knowledge of the Company, no stockholder, director, officer, Company Employee or consultant of any Acquired Corporation or any Company Affiliate is obligated under any contract or agreement or subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of any of the Acquired Corporations or that would interfere with the business of the Company or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of any of the Acquired Corporations or any Company Affiliate as presently conducted nor any activity of such officers, directors, Company Employees or consultants in connection with the carrying on of the business of any of the Acquired Corporations or any Company Affiliate as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Company Employees, or consultants is now bound.

(m) Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Legal Requirements that are applicable to such International Employee Plan. No International Employee Plan has any material unfunded Liabilities, that as of the Effective Time of Merger I, will not be offset by insurance or be fully accrued. Except as required by Legal Requirements, no condition exists that would prevent any Acquired Corporation or Parent from terminating or amending any International Employee Plan at any time for any reason without material Liability to any Acquired Corporation or its Company Affiliates (other than ordinary administration expenses or routine claims for benefits).

2.16 Environmental Matters. Each of the Acquired Corporations is in compliance in all material respects with all applicable and enforceable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all material Governmental Authorizations required under applicable Environmental Laws in connection with the conduct of their business, and compliance in all material respects with the terms and conditions thereof. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by any of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations may be liable for any corrective action or clean-up obligation under Environmental Laws with respect to any Leased Properties. All Governmental Authorizations currently held by any of the Acquired Corporations pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedule. (For purposes of this Section 2.16: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or exposure of any Person to Materials of Environmental Concern, including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, all as

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amended to date; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

2.17 Insurance.

(a) Part 2.17(a) of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of, any of the Acquired Corporations and identifies any claims made thereunder, and the Company has delivered or made available to Parent (i) accurate and complete copies of the insurance policies identified on Part 2.17(a) of the Company Disclosure Schedule, (ii) accurate and complete copies of all pending applications by any Acquired Corporation for policies of insurance and (iii) any statement by the auditor of the Company Financial Statements or any consultant or risk management advisor with regard to the adequacy of coverage for any Acquired Corporation or of the reserves for claims. Since December 31, 2001, none of the Acquired Corporations has received any written notice or other communication regarding any actual or possible (A) cancellation or invalidation of any insurance policy, (B) refusal of any coverage or rejection of any claim under any insurance policy or (C) material adjustment in the amount of the premiums payable with respect to any insurance policy.

(b) Part 2.17(b) of the Company Disclosure Schedule sets forth, by year, for the current policy year and each of the preceding policy years: (i) a summary of the loss experience under each policy of insurance; (ii) a statement describing each claim under a policy of insurance for an amount in excess of $150,000, which sets forth: the name of the claimant; a description of the policy by insurer, type of insurance and period of coverage; and the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(c) All policies of insurance to which an Acquired Corporation is a party or that provide coverage to an Acquired Corporation are (A) valid, outstanding, enforceable and in full force and effect; (B) to the Knowledge of the Company, issued by an insurer that is financially sound and reputable and (C) are sufficient for compliance with all Legal Requirements and Company Contracts.

(d) No Acquired Corporation has received (1) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (2) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

(e) Each of the Acquired Corporations has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to such Acquired Corporation.

(f) Each of the Acquired Corporation has given notice to the insurer of all claims that may be insured thereby.

2.18 Related Party Transactions. Except pursuant to standard option agreements in the form made available to Parent without material deviation thereto, (a) no Related Party has, and no Related Party has at any time since August 25, 1999 had, any direct or indirect interest in any property (whether real, personal or mixed and whether tangible or intangible) used in, pertaining to, or otherwise relating to the business of any of the Acquired Corporations; (b) no Related Party is, or has at any time since August

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25, 1999 been, indebted to any of the Acquired Corporations; (c) since August 25, 1999, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving any of the Acquired Corporations in which the amount involved exceeds $10,000; (d) no Related Party is competing, or has at any time since August 25, 1999 competed, directly or indirectly, with any of the Acquired Corporations; and (e) no Related Party has any claim or right against any of the Acquired Corporations. (For purposes of the Section 2.18 each of the following shall be deemed to be a “Related Party:” (i) each individual who is, or who has at any time since August 25, 1999 been, an officer of any of the Acquired Corporations; (ii) each member of the immediate family of each of the individuals referred to in clause “(i)” above; and (iii) any trust or other Entity (other than the Acquired Corporations and other than publicly traded corporations) in which any one of the individuals referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary or equity interest.)

2.19 Compliance with the Foreign Corrupt Practices Act; Etc.

(a) None of the Acquired Corporations has violated the Foreign Corrupt Practices Act. Without limiting the foregoing, none of the Acquired Corporations has, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value to: (i) any Person who is an official, officer, agent, employee or Representative of any Governmental Body or of any existing or prospective customer (whether government owned or non-government owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other Person while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any such official, officer, agent, employee, Representative, political party, political party official, candidate or Person affiliated with such customer, political party or official or political office.

(b) Each of the Acquired Corporations has at all times been in compliance with all material Legal Requirements relating to export control and trade embargoes. No product sold or service provided by an Acquired Corporation during the last three (3) years has been, directly or indirectly, sold to or performed on behalf of Afghanistan, Cuba, Iraq, Iran, Libya or North Korea.

(c) None of the Acquired Corporations has violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. None of the Acquired Corporations has been a party to, is a beneficiary under or sold any product or performed any service under any Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

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2.20 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations or any Person whose Liability any of the Acquired Corporations has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement.

(b) No material Legal Proceeding has ever been commenced by or has ever been pending against any of the Acquired Corporations.

(c) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, none of the stockholders of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations. To the Knowledge of the Company, no officer or other employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.21 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (pursuant to a unanimous vote of all members of the board of directors of the Company at a meeting duly called and held on October 29, 2002) has (a) determined that Merger I is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved Merger I, (c) recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholder Meeting (as defined in Section 6.3) and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to Merger I or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor (2) the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of any of the Acquired Corporations or (ii) any resolution adopted by the stockholders of any of the Acquired Corporations, the board of directors of any of the Acquired Corporations or any committee of the board of directors of any of the Acquired Corporations;

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(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract or (iii) cancel, terminate or modify any such Company Contract; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations).

None of the Acquired Corporations is, nor will any of the Acquired Corporations be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of the Mergers or any of the other transactions contemplated by this Agreement.

2.23 Quasi-California Corporate Status. The Company is not subject to Section 2115 of the California Corporations Code, as amended.

2.24 No Discussions. As of the date of this Agreement, none of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

2.25 Required Vote. The affirmative vote of (a) the holders of a majority of the Company Common Stock and Company Preferred Stock, voting together on an as-if-converted to Company Common Stock basis, provided, however, that in connection with this vote, each share of Series B Preferred Stock will represent 0.5162 of a vote if such vote is taken prior to January 1, 2003 (after which time each such share of Series B Preferred Stock shall represent one vote assuming no stock splits or consolidations of Company Common Stock or issuance of Company Capital Stock causing an adjustment to the Series B Preferred Stock conversion ratio) and (b) the holders of at least a majority of the outstanding shares of the Series B Preferred Stock and (c) the holders of at least a majority of the outstanding shares of Series A Preferred Stock (collectively, the “Required Company Stockholder Vote”) are the only votes of the holders of any class or separate series of Company Capital Stock necessary to adopt this Agreement and consummate the transactions contemplated hereby.

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2.26 Fairness Opinion. The Company’s board of directors has received the written opinion of U.S. Bancorp Piper Jaffray, financial advisor to the Company, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

2.27 Financial Advisor. Except for U.S. Bancorp Piper Jaffray, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to U.S. Bancorp Piper Jaffray and all fees, commissions and other amounts that may become payable by the Company to U.S. Bancorp Piper Jaffray if the Mergers are consummated will not exceed 1.25% of the value of the Merger Consideration plus reimbursement of out-of-pocket expenses. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of U.S. Bancorp Piper Jaffray.

2.28 Legal Counsel. Part 2.28 of the Company Disclosure Schedule sets forth, as of September 30, 2002, the total amount of all amounts payable by the Acquired Corporations to any legal counsel that has provided services to or on behalf of any of the Acquired Corporations other than in connection with this Agreement or the transactions contemplated hereby. During the period from September 30, 2002 to the date hereof, none of the Acquired Corporations has incurred any obligation to pay any amount to any legal counsel that has provided services to or on behalf of any of the Acquired Corporations other than in connection with this Agreement or the transactions contemplated hereby except as consistent with past practices.

2.29 Full Disclosure.

(a) This Agreement (including the Company Disclosure Schedule) does not, and the Company Closing Certificate (as defined in Section 7.6(l)) will not, to the Knowledge of the Company, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) The information supplied by the Company for inclusion in the Information Statement (as defined in Section 6.2) will not, as of the date of the Information Statement or as of the date of the Company Stockholders’ Meeting (as defined in Section 6.3), (i) contain any statement that is inaccurate or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as set forth in the Parent Disclosure Schedule, which is arranged in parts corresponding to the numbered and lettered sections of this Section 3, with any exceptions listed in any numbered and lettered part deemed to relate to and to qualify any other representation or warranty to which the

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relevance of any representation or warranty is reasonably apparent, Parent, Merger Sub I and Merger Sub II jointly and severally represent and warrant to the Company as follows:

3.1 SEC Filings; Financial Statements.

(a) Parent has delivered or made available to the Company (including through the SEC EDGAR system) accurate and complete copies (including copies of exhibits, subject to confidential treatment requests that have been submitted to the SEC) of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC between January 1, 1999 and the date of this Agreement (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since June 30, 2002, there has not occurred any material adverse event, condition or circumstance related to Parent that would cause the Parent SEC Reports to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date of this Agreement.

(b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby. Neither Parent nor any of its subsidiaries has entered into any transactions during the periods covered by the consolidated financial statements contained in the Parent SEC Documents involving the factoring of receivables, synthetic leases, off balance sheet research and development arrangements or use of special purpose entity for any off balance sheet activity, except as fully disclosed in the footnotes to Parent’s financial statements.

3.2 Due Organization.

(a) Each of Parent, Merger Sub I and Merger Sub II is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used and to perform its obligations under any contract filed as an exhibit to any Parent SEC Documents. Parent has delivered or made available (including through the SEC EDGAR system) to the Company accurate and complete copies of the certificate of incorporation and bylaws of Parent in effect as of the date of this Agreement.

(b) Parent is qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the nature of its business and of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Parent’s business, condition (financial or otherwise), assets, liabilities or operations.

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3.3 Authority; Binding Nature of Agreement. Parent and Merger Subs each have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Subs of this Agreement (including the contemplated issuance of Parent Common Stock in the Mergers and issuance of options with respect to Parent Common Stock to the holders of Company Options in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Subs and their respective boards of directors. No vote of Parent’s stockholders is needed to approve either Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and each Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Valid Issuance. The Parent Common Stock to be issued in Merger I will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and issued in compliance with applicable securities laws.

3.5 Merger Subs. Each Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Neither Merger Sub has engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

3.6 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement by Parent and Merger Subs nor (2) the consummation of the Mergers or any of the other transactions contemplated by this Agreement by Parent and Merger Subs, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Parent, Merger Sub I or Merger Sub II or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent, Merger Sub I or Merger Sub II;

(b) contravene, conflict with or result in a material violation of any Legal Requirement, or give any Governmental Body or other Person the right to challenge the Mergers or any of the other transactions contemplated by this Agreement; or

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or that otherwise relates to the business of Parent or to any of the assets owned or used by Parent.

Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws and the filing of the certificate of merger with the Secretary of State of the State of Delaware and a Notification of Listing of Additional Shares with the Nasdaq National Market, Parent neither was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Government Body or Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of the Mergers or any of the other transactions contemplated by this Agreement.

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3.7 Legal Proceedings. There is no Legal Proceeding pending and, to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding: (a) that involves Parent or any of the assets owned or used by Parent that could reasonably be expected to have a material adverse effect of Parent’s business, condition (financial or otherwise), assets, liabilities or operations (other than any actual or threatened Legal Proceeding that has been previously disclosed in any of the Parent SEC Documents); or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement.

3.8 Full Disclosure.

(a) This Agreement (including the Parent Disclosure Schedule) does not, and the Parent Closing Certificate (as defined in Section 8.5(c)) will not, to the Knowledge of Parent, contain any representation, warranty or information that is false or misleading with respect to any material fact.

(b) The information supplied by Parent for inclusion or incorporated by reference in the Information Statement will not, as of the date of the Information Statement or as of the date of the Company Stockholders’ Meeting, (i) contain any statement that is inaccurate or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period from the date of this Agreement to the earliest of (a) the Effective Time of Merger I, (b) the date of valid termination of this Agreement pursuant to Section 8 hereof or (c) the date on which material breach of this Agreement by Parent would give the Company the right to terminate this Agreement pursuant to Section 9.1(g) hereof (the “Pre-Closing Period”), subject to the confidentiality provisions contained in the Confidentiality Agreement, each of the Acquired Corporations shall, and shall cause its respective Representatives to: (a) provide Parent and Parent’s Representatives with full and free access during regular business hours to each of the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Governmental Authorizations, Tax Returns, work papers and other documents and information relating to each of the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to any of the Acquired Corporations, and with such additional financial, operating and other data and information regarding any of the Acquired Corporations, as Parent may reasonably request.

4.2 Operation of the Company’s Business. During the Pre-Closing Period except as set forth in Part 4.2 of the Company Disclosure Schedule:

(a) except as otherwise provided in this Section 4.2, each of the Acquired Corporations shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b) except as otherwise provided in this Section 4.2 or in the ordinary course of business consistent with past practices, each of the Acquired Corporations shall use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill

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with suppliers, customers, landlords, creditors, employees and other Persons having business relationships with any of the Acquired Corporations;

(c) each of the Acquired Corporations shall maintain insurance policies sufficient for compliance with all Legal Requirements and Company Contracts;

(d) the Company shall cause its officers to discuss with Parent with commercially reasonable frequency the status of the business of the Acquired Corporations;

(e) the Company shall cause the Company Financial Statements to be prepared from, and in accordance with, the accounting records of the Acquired Corporations;

(f) none of the Acquired Corporations shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and none of the Acquired Corporations shall repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Acquired Corporations may repurchase Company Common Stock from former employees, consultants and directors pursuant to the terms of existing restricted stock purchase agreements and issue shares of Company Common Stock in connection with the settlement of disputes or litigation or judgments or awards from any Legal Proceeding, provided, that (i) no more than 40,000 shares are issued in settlement of any one dispute or litigation matter and (ii) such shares of Company Common Stock are issued in compliance with applicable securities laws);

(g) none of the Acquired Corporations shall sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (A) to grant options exercisable for up to an aggregate of 100,000 shares of Company Common Stock to Company Employees and directors in the ordinary course of business consistent with its past practices, (B) to issue up to an aggregate of 200,000 vested shares of Company Common Stock at fair market value, as reasonably determined by the board of directors of the Company, to consultants in the ordinary course of business consistent with past practices, (C) to issue Company Common Stock to employees, consultants and directors upon the exercise of outstanding Company Options, (D) to issue Company Capital Stock upon the exercise of outstanding Company Warrants, (E) to issue shares of Company Common Stock upon the conversion of shares of Company Preferred Stock and (F) to issue shares of Company Common Stock in connection with the settlement of disputes or litigation or judgments or awards from any Legal Proceeding, provided, that (x) no more than 40,000 shares are issued in settlement of any one dispute or litigation matter and (y) such shares of Company Common Stock are issued in compliance with applicable securities laws);

(h) the Company shall not amend or waive any of its rights under (i) any provision of the Company Stock Plans, (ii) any provision of any agreement evidencing any outstanding Company Option or (iii) any provision of any restricted stock purchase agreement, except as provided in the Company Contracts in effect as of the date of this Agreement, as consistent with past practice and except to issue shares of Company Common Stock in connection with the settlement of disputes or litigation or judgments or awards from any Legal Proceeding, provided, that (i) no more than 40,000 shares are issued in settlement of any one dispute or litigation matter and (ii) such shares of Company Common Stock are issued in compliance with applicable securities laws;

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(i) none of the Acquired Corporations shall amend or permit the adoption of any amendment to the certificate of incorporation or bylaws of any of the Acquired Corporations, or effect or permit any of the Acquired Corporations to become a party to any Acquisition, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(j) none of the Acquired Corporations shall form any subsidiary or acquire any equity interest or other ownership interest in any other Entity in excess of 5% of the outstanding equity of such Entity or $500,000 in the aggregate, whichever is lower; provided, however, that the Company shall notify Parent in writing at least five (5) business days prior to any such acquisition;

(k) none of the Acquired Corporations shall make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of any of the Acquired Corporations during the Pre-Closing Period, do not exceed $175,000 per month;

(l) except as otherwise permitted by this Section 4.2, none of the Acquired Corporations shall (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract except in connection with transactions in the ordinary course of business consistent with past practices, provided, that none of the Acquired Corporations shall enter into any agreement providing for a royalty-free right to any Company IP or enter into any escrow, license or other transfer of any source code for any Company Software, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract outside the ordinary course of business consistent with past practices;

(m) none of the Acquired Corporations shall (i) acquire or license any right or other asset from any other Person (except (A) for acquisitions or licenses that constitute capital expenditures, which acquisitions or licenses shall be subject to Section 4.2(k) hereof, and (B) for acquisitions or licenses that do not constitute capital expenditures and that do not have an annual expense to the Acquired Corporations of greater than $250,000 and do not have a committed term of over six months), (ii) lease any right or other asset from any other Person, except for leases that do not have an annual expense to the Acquired Corporations of greater than $250,000 and do not have a committed term of over 12 months, (iii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person except in the ordinary course of business consistent with past practices, provided, that none of the Acquired Corporations shall enter into any agreement providing for a royalty-free right to any Company IP or enter into any escrow, license or other transfer of any source code for any Company Software or (iv) waive or relinquish any material right except in the ordinary course of business consistent with past practices;

(n) none of the Acquired Corporations shall (i) lend money to any Person (except pursuant to routine travel advances made to employees in connection with their employment duties in the ordinary course of business) or (ii) incur or guarantee any indebtedness for borrowed money in excess of an aggregate of $1,000,000 on commercially reasonable terms; provided, however, that the Company shall notify Parent in writing at least five (5) business days prior to incurring any such indebtedness;

(o) none of the Acquired Corporations shall (i) establish, adopt or amend any Company Employee Plan (except as may be required by applicable Legal Requirements), or permit any person who becomes an employee of an Acquired Corporation from and after the date

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hereof to be given severance benefits or change of control acceleration benefits, provided, further, that the Company shall terminate its 401(k) plan as contemplated by this Agreement, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except (A) for advances made to employees in connection with their employment duties in the ordinary course of business consistent with past practices, (B) pursuant to existing plans or arrangements or in the ordinary course of business consistent with past practices or (C) in connection with hiring bonuses in the ordinary course of business consistent with past practices to new employees (provided, that no such individual hiring bonus shall exceed $50,000, and the Acquired Corporations shall not grant hiring bonuses in excess of $75,000 in the aggregate in any month) or (iii) hire any new employee; provided, however, that the Acquired Corporations may hire employees in the ordinary course of business consistent with past practices if (x) each such employee’s aggregate annual compensation, excluding the value of standard employee benefits generally available to employees of the Acquired Corporations, is not expected to exceed $150,000 or (y) with respect to no more than five new employees, each of such employee’s aggregate annual compensation, excluding the value of standard employee benefits generally available to employees of the Acquired Corporations, is not expected to exceed $400,000; provided, that the Company shall notify Parent at least five (5) business days prior to the date on which an Acquired Corporation offers employment to an individual referred to in clause “(y)” above;

(p) none of the Acquired Corporations shall change any of its methods of accounting or accounting practices in any material respect;

(q) none of the Acquired Corporations shall make any Tax election except for elections that do not represent a change of a pre-existing election;

(r) none of the Acquired Corporations shall commence or settle any Legal Proceeding except for the settlement of Legal Proceedings to the extent that such settlement is exclusively for monetary damages to be paid in cash or shares of the Company’s Common Stock; provided, that (i) no more than $100,000 is paid or no more than 40,000 shares of Company Common Stock in the aggregate are issued in settlement of any one dispute or litigation matter and (ii) any shares of Company Common Stock are issued in compliance with applicable securities laws;

(s) none of the Acquired Corporations shall incur any obligation to pay any amount to any legal counsel for services to or on behalf of any of the Acquired Corporations other than in connection with this Agreement or the transactions contemplated hereby except as consistent with past practices; and

(t) none of the Acquired Corporations shall agree or commit to take any of the actions described in clauses ”(e)” through “(s)” above.]

Notwithstanding the foregoing, the Acquired Corporations may take any action described in clauses “(e)” through “(t)” (with the exception of (g)(iii)(A)) above if Parent gives its prior written consent to the taking of such action by the Acquired Corporations, which consent shall not be unreasonably withheld, provided, that the determination of whether any decision by Parent to withhold its consent to any action is reasonable shall be based on the reasonableness of such decision in light of the probable consummation of the Mergers; provided, further, that the determination of whether the decision by Parent to withhold its consent to the action referred to in clause (g)(iii)(A) above is reasonable shall be based on the

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reasonableness of such decision in light of the needs of the businesses of the Acquired Corporations, taking into consideration prior practices, attrition and the likelihood of consummation of the Mergers. Parent agrees that (A) it shall evaluate requests for consent from the Acquired Corporations in good faith and (B) the Acquired Corporations may take any action described in this Section 4.2 or any other action if required pursuant to a final non-appealable order or award arising out of any Legal Proceeding.

4.3 Notification; Updates to Company Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change.

4.4 No Negotiation.

(a) During the Pre-Closing Period, the Acquired Corporations shall not directly or indirectly, and shall not authorize and shall use reasonable efforts not to permit any Representative of any of the Acquired Corporations to directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition; notwithstanding the foregoing, the parties agree that the Acquired Corporations shall be liable for any breach of this Section 4.4 by their Representatives.

(b) The Company shall promptly notify Parent in writing upon the Company gaining Knowledge of any inquiry, proposal or offer relating to a possible Acquisition that is received by any of the Acquired Corporations or any of their respective affiliates during the Pre-Closing Period. The Company shall promptly advise Parent orally and in writing of any Acquisition (including the identity of the Person making or submitting such Acquisition and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent informed with respect to the status of any such Acquisition Proposal and any material modification thereto. The Company also shall promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations to the extent such request is consistent with such agreement.

SECTION 5. CERTAIN COVENANTS OF PARENT

5.1 Access and Investigation. During the period from the date of this Agreement to the earliest of (a) the Effective Time of Merger I, (b) the date of valid termination of this Agreement pursuant to Section 8 hereof or (c) the date on which material breach of this Agreement by the Company would

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give Parent the right to terminate this Agreement pursuant to Section 9.1(f) hereof (the “Parent Pre-Closing Period”), subject to the confidentiality provisions contained in the Confidentiality Agreement, Parent shall, and shall cause its Representatives to provide the Company with commercially reasonable access during regular business hours to Parent’s executive officers and to reasonably requested documents relating to Parent.

5.2 Operation of Parent’s Business. During the Parent Pre-Closing Period:

(a) except in the ordinary course of business, Parent shall use its commercially reasonable efforts to preserve intact its current business organization and to continue to conduct its current principal business and the logical extensions thereof;

(b) Parent shall cause its officers to discuss with the Company with commercially reasonable frequency the status of the business of Parent;

(c) Parent shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or effect a recapitalization; neither Parent nor either Merger Sub shall amend, or permit the adoption of any amendment to, its certificate of incorporation or bylaws in a manner adverse to the interests of the stockholders of the Company under this Agreement;

(d) Parent shall not expend cash in an amount that would reasonably be expected to impair Parent’s ability to pay the Cash Consideration; and

(e) neither Parent nor either Merger Sub shall agree or commit to take any of the actions described in clauses “(c)” and “(d)” above.

Notwithstanding the foregoing, Parent may take any action described in clauses “(c)” through “(e)” above if the Company gives its prior written consent to the taking of such action by Parent, which consent shall not be unreasonably withheld; provided, that the determination of whether any decision by the Company to withhold its consent to any action is reasonable shall be based on the reasonableness of such decision in light of the probable consummation of the Mergers. The Company agrees that (A) it shall evaluate requests for consent from Parent in good faith and (B) Parent may take any action described in this Section 5.2 or any other action if required pursuant to a final non-appealable order or award arising out of any Legal Proceeding.

5.3 Notification; Updates to Parent Disclosure Schedule.

(a) During the Parent Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to the Company an update to the Parent Disclosure Schedule specifying such change.

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SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Filings and Consents; Regulatory Approvals.

(a) Each party to this Agreement shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all applicable Legal Requirements, and as promptly as practicable after the date hereof, each party shall make all filings required by any applicable Governmental Body in connection with the Mergers and the transactions contemplated hereby, including, without limitation, (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) as required by the HSR Act, (ii) a Form CO with the European Commission as required by the EC Merger Regulation, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Mergers. Each party will cause all documents that it is responsible for filing with any Governmental Body under this Section 6.1(a) to comply in all material respects with all applicable Legal Requirements.

(b) Each party to this Agreement shall cooperate with the other with respect to any information that may be required in order to effectuate any filings or application pursuant to Section 6.1(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each party shall consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Body in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each party need not supply the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Body applicable to such party requires such party to restrict or prohibit access to any such properties or information.

(c) Each party to this Agreement will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Body in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.1(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement. Each party shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice, and state attorney general or foreign antitrust authority and (ii) any inquiries or requests received from any other Governmental Body.

(d) Each of the Company and Parent shall (A) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental

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Body with respect to the Mergers or any of the other transactions contemplated by this Agreement and (B) keep the other party informed as to the status of any such Legal Proceeding or threat.

(e) Each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Bodies and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Bodies, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Consents, and (iii) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to (A) sell or dispose of or hold separately any assets or business of Parent, any of its Subsidiaries or any of the Acquired Corporations, or make any other change in any such business or incur or suffer any other limitation on the conduct of any such business in order to obtain any clearance or approval under any antitrust law, (B) make any proposal, execute or carry out any agreement or submit to any order contemplating any of the actions referred to in clause “(A)” above or (C) take any action otherwise required under this Section 6.1 if the DOJ, FTC or any other Governmental Body threatens, or authorizes its staff, to seek a preliminary injunction or restraining order to enjoin consummation of either Merger.

6.2 Fairness Hearing; Information Statement.

(a) Promptly after the execution of this Agreement, Parent shall prepare and cause to be filed with the California Commissioner of Corporations (the “California Commissioner”) a permit application under Section 25121 of the California Corporations Code, and a related information statement or other disclosure document (the “Information Statement”), and shall request a hearing on the fairness of the terms and conditions of the Mergers pursuant to Section 25142 of the California Corporations Code. The parties to this Agreement shall use commercially reasonable efforts to cause the California Commissioner to approve the fairness of the terms and conditions of the Mergers at such a hearing so that the issuance of the Parent Common Stock in the Mergers shall be exempt from registration under the Securities Act by virtue of the exemption from registration contained in Section 3(a)(10) thereof; provided, however, that Parent shall not be required to modify any of the terms of the Mergers in order to cause the California Commissioner to approve the fairness of such terms and conditions. The Company shall provide and include in the Information Statement such information relating to the Company and the Acquired Corporations as may be required pursuant to the rules of the California Commissioner. The Information Statement shall include the recommendation of the board of directors of the Company in favor of the Mergers.

(b) Prior to the Effective Time of Merger I, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Mergers will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

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6.3 Company Stockholders’ Meeting; Written Consents.

(a) The Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the DGCL, call and hold a special meeting of its stockholders as soon as permissible under the rules of the California Commissioner for the purpose of permitting them to consider and to vote upon and adopt this Agreement (the “Company Stockholders’ Meeting”). The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with such Company Stockholders’ Meeting are solicited, in compliance with all applicable Legal Requirements. In lieu of calling and holding the Company Stockholders’ Meeting, the Company may solicit written consents of the stockholders of the Company in accordance with the applicable requirements of the DGCL for the purpose of permitting the stockholders of the Company to vote upon and adopt this Agreement. As promptly as practicable after the issuance of the California Permit, the Company shall solicit from each such stockholder a proxy or written consent (in the event the Company has elected to solicit written consents in lieu of a meeting) in favor of the adoption of this Agreement.

(b) (i) The board of directors of the Company shall unanimously recommend that the Company’s stockholders vote in favor of and adopt this Agreement at the Company Stockholders’ Meeting; (ii) the Information Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company’s stockholders vote in favor of and adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Company Board Recommendation. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

6.4 Public Announcements.

(a) During the Pre-Closing Period, the Acquired Corporations shall (i) not (and the Company shall not permit any of its Representatives to) issue any press release regarding this Agreement or the Mergers, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent and (ii) consult with Parent prior to making any public statement regarding this Agreement or the Mergers, or regarding any of the other transactions contemplated by this Agreement; provided, however, that in any event the Acquired Corporations shall comply, and shall cause their Representatives to comply, with applicable law and the terms of Parent’s Compliance Procedures for Disclosure of Material Information, which have been previously provided to the Company, with respect to any public statement regarding this Agreement, the Mergers or any of the other transactions contemplated by this Agreement. On and at all times after the Closing Date until the Effective Time of Merger I, the Acquired Corporations shall use commercially reasonable efforts to cause each stockholder of the Company to keep confidential, and not use or disclose to any other Person, any non-public document or other non-public information in such stockholder’s possession that relates to the business of the Company or Parent.

(b) During the Parent Pre-Closing Period, Parent shall not (and Parent shall not permit any of its Representatives to) issue any press release regarding this Agreement or the Mergers, or regarding any of the other transactions contemplated by this Agreement, without the Company’s prior

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written consent, except as may be required by law or by obligations under the rules of the Nasdaq National Market.

6.5 Commercially Reasonable Efforts. During the (a) Pre-Closing Period, the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis and (b) Parent Pre-Closing Period, Parent and Merger Subs shall use commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

6.6 Tax Matters. At or prior to the Closing, the Company and Parent shall use commercially reasonable efforts to execute and deliver to Cooley Godward LLP and to Wilson Sonsini Goodrich & Rosati, Professional Corporation tax representation letters in substantially the form of Exhibit C (which will be used in connection with the legal opinions contemplated by this Section 6.6). Parent and the Company shall use commercially reasonable efforts prior to the Effective Time of Merger I to cause the Mergers, taken together, to qualify as a tax free reorganization under Section 368(a)(1) of the Code. If the tax representation letters are delivered pursuant to the first sentence of this Section 6.6, each of Parent and the Company shall use commercially reasonable efforts to cause Cooley Godward LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively, to deliver to it tax opinions to the effect that the Mergers, taken together, will constitute a reorganization within the meaning of Section 368 of the Code. For purposes of complying with the immediately preceding sentence, and in particular in making representations regarding the value of the Parent Common Stock issued in Merger I, the Company and Parent agree to use the methodology set forth in the tax representation letters substantially in the form of Exhibit C. In the event that Parent receives the opinion of Cooley Godward LLP to the effect that the Mergers, taken together, will constitute a reorganization within the meaning of Section 368 of the Code, Parent agrees to report the Mergers, taken together, as a reorganization for tax purposes.

6.7 Termination of Agreements. Prior to the Closing, the Company shall use commercially reasonable efforts to cause the following agreements to be terminated:

(a) Series B Stock Purchase Agreement dated February 23, 2001 among the Company and the purchasers of Series B Preferred Stock;

(b) Investor Rights Agreement dated February 23, 2001 among the Company and the investors listed on Exhibit A thereto; and

(c) Voting Agreement dated February 23, 2001 among the Company and certain stockholders of the Company.

6.8 Employee Matters.

(a) Except as required to facilitate the actions referenced in the next sentence, immediately prior to the Closing, each of the Acquired Corporations shall terminate any plan, program, policy, practice, contract, agreement or other material arrangement providing for the payment of any bonus or similar payment to any employees of any of the Acquired Corporations, and shall ensure that no Employee or former employee of any of the Acquired Corporations has any rights under any of such plans or other arrangements and that any Liabilities of any of the Acquired Corporations under such plans or other arrangements (including any such Liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to any of the Acquired Corporations. Parent shall honor the terms of the Bonus Plan of the Company adopted on October 8, 2002, without amendment or modification thereto, during the period beginning on the Closing Date and ending on December 31, 2002 and in the event of the

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termination without cause (as defined in Exhibit G-1) of an employee entitled to a bonus under the Bonus Plan, Parent shall pay to any such employee upon termination any bonus amount that such employee would have earned had such employee continued to be employed through the payment date.

(b) Effective as of the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a cash or deferred arrangement intended to qualify under Code Section 401(k) (the “401(k) Plans”), unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated. Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) will be terminated (effective no later than the day immediately preceding the Closing Date), pursuant to resolutions of the applicable board of directors. The form and substance of such resolutions shall be subject to reasonable review and approval of Parent.

(c) Parent agrees that all employees of the Acquired Corporations who continue employment with Parent or the Surviving Corporation after the Effective Time of the Mergers and all dependents shall be eligible to continue to participate in Parent’s health, vacation and other employee benefit plans; provided, however, that (a) nothing in this Section 6.8 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health, vacation or other employee benefit plan at any time and (b) if Parent or the Surviving Corporation terminates any such health, vacation or other employee benefit plan, then, (i) subject to any necessary transition period (during which period Parent will self-insure or provide other similar coverage for such employees), each Continuing Employee (as defined below) who immediately prior to the termination of such plan participated in such plan shall be eligible to participate in Parent’s health, vacation and other employee benefit plans, to the same extent as employees of Parent in similar positions and at similar grade levels and (ii) Parent shall credit on a year-for-year (or applicable portion thereof) basis each such Continuing Employee’s service with the Company, for purposes of determining eligibility to participate in and vesting under (except for equity based plans), and for purposes of calculating the benefits under, such employee benefit plan of Parent. Parent shall cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) prior to the Effective Time of Merger I for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent plans set forth above in which they are eligible to participate after the Effective Time of the Mergers. For purposes of this Section 6.8, “Continuing Employees” shall mean employees of any of the Acquired Corporations who are employed by Parent or the Surviving Corporation for any period of employment after the Effective Time of the Mergers. Nothing in this Section 6.8 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent or the Surviving Corporation and, subject to any other binding agreement between an employee and Parent or the Surviving Corporation, the employment with each Continuing Employee shall be “at will” employment.

(d) The Company shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by any of the Acquired Corporations, effective in each case as of the day immediately preceding the Effective Time of Merger I. The Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the applicable board of directors of the Acquired Corporations (the form and substance of which resolutions shall be subject to review and approval of Parent).

(e) Until the first anniversary of the Closing, Parent shall offer the Continuing Employees, other than those terminated for cause (as defined in Exhibit G-1), benefits equivalent to the

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Company’s Resolution No. 14, as provided to Parent; provided, that any executive officer of the Company that, as of the date of this Agreement, has an employment agreement with the Company that contains benefits in excess of those provided under Resolution No. 14, such executive officer(s) shall retain the benefits under their respective employment agreement or agreements (as amended) during the term of their employment agreement; provided, further, that Parent shall offer the individuals listed on Exhibit G-3 benefits equivalent to Resolution No. 14 during the period beginning at the Closing and ending 18 months following the Closing; provided, further, that any Continuing Employee not listed on Exhibit G-3 who is terminated without cause (as defined in Exhibit G-1) by Parent during the one-year period following the Closing shall receive a minimum of four-week’s severance (which shall include (i) a lump-sum payment equal to a minimum of four-weeks of such Continuing Employee’s base salary and pro-rated target incentive compensation as in effect either (A) on the date of this Agreement or (B) on the date of such termination, whichever is greater, (ii) accelerated vesting of any equity compensation award such Continuing Employee may have as to the number of shares that would have otherwise vested had such Continuing Employee remained employed with Parent or the Surviving Corporation for at least four (4) weeks following such termination and (iii) continued payment by Parent or the Surviving Corporation of the group health continuation coverage premiums for such Continuing Employee and such Continuing Employee’s eligible dependents under COBRA for a minimum of four (4) weeks following such termination).

(f) Prior to the Closing, Parent shall adopt a non-stockholder approved option plan to the extent allowed and permitted under Rule 4350 of the Quantitative Listing Requirements for Nasdaq National Market issuers to make stock option grants to the Continuing Employees as an inducement material to the Continuing Employees entering into employment with Parent.

(g) At the Effective Time of Merger I, Parent shall assume the Company Stock Plans. Parent shall be able to grant stock awards, to the extent permissible by applicable law and Nasdaq regulations, under the terms of the Company Stock Plans, except that (i) stock covered by such awards shall be shares of Parent Common Stock and (ii) all references to a number of shares of Company Common Stock shall be (A) changed to reference Parent Common Stock and (B) converted to a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock multiplied by the Incentive Stock Conversion Ratio, rounded down to the nearest whole number of shares of Parent Common Stock.

6.9 Financial Reports. At least once per month during the Pre-Closing Period, the Company shall deliver to Parent the following financial data of the Acquired Corporations: consolidated month end balance sheet, income statement, statement of cash flows and statement of shareholders’ equity for the quarter to date and year to date period, revenue by product for the quarter to date and year to date period and forecasted income statement for the next two quarters. The Company shall also deliver to Parent once per week during the Pre-Closing Period a product revenue flash report.

6.10 Indemnification. From and after the Effective Time of Merger I for a period of six (6) years after the Closing, both Parent and the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company under any indemnification provisions of the Company’s certificate of incorporation and bylaws (and, related thereto, any indemnification agreements with the Company’s officers and directors, which agreements have been made available to Parent) to the extent permitted under the DGCL in effect immediately prior to the Effective Time of Merger I; provided, however, that in no event shall Parent be required to procure directors’ and officers’ insurance. The provisions of this Section 6.10 are intended to be for the benefit of, and will be enforceable by, each current and former director and officer of the Company entitled to indemnification from the Company. Parent hereby unconditionally guarantees the performance of the Surviving Corporation of the obligations set forth in

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this Section 6.10. Those entitled to the benefits of the Surviving Corporations’ performance may enforce their rights against the Surviving Corporation or Parent.

6.11 Company Warrants. The Company shall use commercially reasonable efforts to cause (a) all Company Warrants to be exercised or terminated prior to Closing and (b) each holder of a Company Warrant to execute a waiver of any notice provisions applicable to the Mergers provided in such Company Warrant.

6.12 Confidential Invention and Assignment Agreements. The Company shall use commercially reasonable efforts to cause confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, to be executed by all Company Employees, including each individual listed on Part 2.9(d)(ii) of the Company Disclosure Schedule, and by all consultants and independent contractors to each of the Acquired Corporations who have not already signed such agreements.

6.13 Merger II.

(a) No fewer than three (3) business days prior to the Scheduled Closing Date, Parent shall deliver to the Company a certificate, executed by an executive officer of Parent, that (i) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of Merger II shall have been issued by any court of competent jurisdiction and remain in effect, (ii) to the Knowledge of Parent, there exists no fact, condition or circumstance preventing the consummation of Merger II and (iii) to the Knowledge of Parent, there shall not be any Legal Requirement enacted or deemed applicable to Merger II that makes consummation of Merger II illegal or ineffective.

(b) Immediately following the Effective Time of Merger I, Merger Sub II shall file with the Secretary of State of the State of Delaware a properly executed certificate of merger for Merger II conforming to the requirements of the DGCL.

6.14 Release Agreements. The Company shall use commercially reasonable efforts to cause each of the Persons identified on Exhibit I-3 to execute a Release substantially in the form of Exhibit I-1.

6.15 Object International Software. The Company shall use commercially reasonable efforts to deliver to Parent prior to the Closing the following with respect to Object International Software s.r.o. (“OIS”):

(a) copies of (i) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, to be executed by all current employees of OIS in favor of OIS and (ii) copies of agreements between OIS and its current employees pursuant to which each such employee confirms that OIS is, and has been, authorized to assign to the Company his or her proprietary rights to software developed during the term of such individual’s employment;

(b) evidence of the termination of employment of each employee of OIS who is a citizen of the Czech Republic, if any, which terminations shall become effective upon the Closing;

(c) copies of executed employment agreements between Targa CZ s.r.o. and each individual who is a citizen of the Czech Republic, if any, and who was employed by OIS immediately prior to Closing, which agreements shall become effective immediately following the Closing;

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(d) copies of applications by Targa CZ s.r.o. seeking commencement of proceedings leading to issuance of work permits for employees of OIS as of the date of this Agreement who are foreign nationals;

(e) agreements executed by the majority shareholder of OIS as of the date of this Agreement, each employee of OIS who is a foreign national and Targa CZ s.r.o. (i) providing for employment by Targa CZ s.r.o. after the finalization by Targa CZ s.r.o. of all work permits for such employees and (ii) stating that OIS and the Company agree that the term of the Contractor Agreement between OIS and the Company shall not expire and OIS shall provide the software development services to the Company until all employees of OIS, including OIS employees who are foreign nationals, effectively terminate their employment with OIS and enter into new employment agreements with Targa CZ s.r.o. unless the Company and OIS agree on earlier termination of the Contractor Agreement; and

(f) an agreement, executed by the majority shareholder of OIS as of the date of this Agreement, stating that OIS shall commence the process of liquidation immediately after the Effective Time of Merger I.

6.16 IP Assignments. The Company shall use commercially reasonable efforts to deliver to Parent prior to the Closing an agreement substantially in the form of Exhibit D-1B1 from the Person identified on Exhibit D-2B1.

6.17 Consents. The Company shall use commercially reasonable efforts to obtain any Consents required to be obtained under the Company Contracts listed on Part 6.17 of the Company Disclosure Schedule, including seeking such Consents within ten (10) business days of the date of this Agreement, in order to prevent (a) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (b) the consummation of the Mergers or any of the other transactions contemplated by this Agreement, from, directly or indirectly (with or without notice or lapse of time) contravening, conflicting with or resulting in a violation or breach of, or resulting in a default under, any provision of such Company Contract, or giving any Person the right to (i) declare a default or exercise any remedy under such Company Contract, (ii) accelerate the maturity or performance of such Company Contract or (iii) cancel, terminate or modify such Company Contract.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUBS

The obligations of Parent and Merger Subs to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments expressly required by this Agreement to be delivered to Parent in connection with the transactions contemplated by this Agreement (a) shall have been accurate in all material respects as of the date of this Agreement and (b) shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except in the case of clause (b) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate in all material respects as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to clauses (a) and (b), (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii)

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any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. The covenants and obligations that the Acquired Corporations are required to comply with or to perform at or prior to the Closing pursuant to this Agreement shall have been complied with and performed in all material respects.

7.3 Permit; Compliance With §3(a)(10) of the Securities Act. The California Commissioner shall have issued the California Permit, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

7.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Stockholder Vote. The holders of not more than 5% of the shares of the Company Capital Stock shall have exercised, or shall be eligible to exercise, appraisal rights pursuant to Section 262 of the DGCL.

7.5 Consents. Each of the Consents required to be obtained in connection with the Mergers and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect except where the failure to obtain such Consents, in the aggregate, (a) would not result in a Material Adverse Effect on the Acquired Corporations, (b) would prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations or (c) would materially and adversely affect the right of Parent, any of the Acquired Corporations or the Surviving Corporation to own the assets or operate the business of any of the Acquired Corporations in the manner currently operated.

7.6 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) agreements substantially in the forms of (i) Exhibit D-1A, executed by the Persons identified on Exhibit D-2A, (ii) Exhibit D-1B, executed by each of the Persons identified on Exhibit D-2B (other than the Person identified on Exhibit D-2B1) and (iii) Exhibit D-1C, executed by the Persons identified on Exhibit D-2C;

(b) Affiliate Agreements substantially in the form of Exhibit E-1, executed by the Persons identified on Exhibit E-2 and by any other Person who could reasonably be deemed to be an “affiliate” of the Company for purposes of the Securities Act; provided, however, that the Company shall not be required to deliver such agreements by any Person identified on Exhibit E-2 as of the date of this Agreement who on the Closing Date is deceased or permanently incapacitated;

(c) Lock Up Agreements substantially in the form of Exhibit F-1, executed by the Persons identified on Exhibit F-2;

(d) Employment Agreements substantially in the forms of (i) Exhibit G-1A, executed by the individual identified on Exhibit G-2A and (ii) Exhibit G-1B, executed by the individual identified on Exhibit G-2B;

(e) Noncompetition Agreements substantially in the forms of (i) Exhibit H-1A, executed by the individuals identified on Exhibit H-2A, (ii) Exhibit H-1B, executed by the

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individuals identified on Exhibit H-2B; and (iii) Exhibit H-1C, executed by the Person identified on Exhibit H-2C;

(f) a Release substantially in the form of Exhibit I-1, executed by the Persons identified on Exhibit I-2; provided, however, that the Company shall not be required to deliver such agreements by any Person identified on Exhibit I-2 as of the date of this Agreement who on the Closing Date is deceased or permanently incapacitated;

(g) an Escrow Agreement substantially in the form of Exhibit B, executed by the Company, the Stockholders’ Agents and the Escrow Agent;

(h) a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, executed by the Company;

(i) a legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of the Closing Date, substantially in the form of Exhibit J;

(j) certificates from Wilson Sonsini Goodrich & Rosati, Professional Corporation and any other legal counsel that has provided (or provides) services to or on behalf of the Company in connection with the transactions contemplated by the Agreement regarding the acknowledgement of fees, substantially in the form of Exhibit K;

(k) a legal opinion of each of (i) Coudert Brothers LLP, dated as of the Closing Date, substantially in the form of Exhibit L-1, (ii) Dewey Ballantine v.o.s., dated as of the Closing Date, substantially in the form of Exhibit L-2 and (iii) Morgan, Lewis & Bockius LLP, dated as of the Closing Date, substantially in the form of Exhibit L-3;

(l) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company and containing the representation and warranty of the Company that each of the conditions set forth in Sections 7.1, 7.2, 7.4, 7.5, 7.7, 7.8, 7.10, 7.11, 7.12 and 7.13 has been duly satisfied (the “Company Closing Certificate”); and

(m) written resignations of all directors and officers of the Acquired Corporations, effective as of the Effective Time of Merger I (which resignations shall not cause any such officers or directors to forego or waive any severance or acceleration benefits).

7.7 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

7.8 Material Adverse Effect. Since the date of this Agreement, except as set forth in the Company Disclosure Schedule as of the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Corporations.

7.9 HSR Act. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Mergers for any period of time; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been

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terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

7.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of either Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to either Merger that makes consummation of either Merger illegal.

7.11 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding, with the exception of Legal Proceedings identified in the Company Disclosure Schedule delivered as of the date of this Agreement, in which a Governmental Body is or is overtly threatened to become a party or is otherwise involved, and neither Parent nor any of the Acquired Corporations shall have received any communication from any Governmental Body in which such Governmental Body indicates the probability of commencing any Legal Proceeding or taking any other action challenging or seeking to restrain or prohibit the consummation of either Merger.

7.12 No Other Litigation. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect on the Acquired Corporations: (a) relating to either Merger and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or any of the Acquired Corporations, taken as a whole; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; or (c) that would materially and adversely affect the right of Parent, any of the Acquired Corporations or the Surviving Corporation to own the assets or operate the business of any of the Acquired Corporations in the manner currently operated; or (d) seeking to compel the Parent or any of the Acquired Corporations to dispose of or hold separate any material assets as a result of either Merger or any of the other transactions contemplated by this Agreement.

7.13 Employees. Neither of the individuals identified on Exhibits G-2A and G-2B shall have ceased to be employed by, or, to the Knowledge of the Company, expressed an intention to terminate their employment with, any of the Acquired Corporations, Parent or the Surviving Corporation.

7.14 Termination of Company Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 6.8.

7.15 Termination of Agreements. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, of the termination of each of the agreements referenced in Section 6.7.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Subs in this Agreement and in each of the other agreements and instruments expressly required by this Agreement to be delivered to the Company in connection with the transactions contemplated by this Agreement (a) shall have been accurate in all material respects as of the date of this

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Agreement and (b) shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except in the case of clause (b) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate in all material respects as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to clauses (a) and (b), (i) all “material adverse effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Subs are required to comply with or to perform at or prior to the Closing pursuant to this Agreement shall have been complied with and performed in all material respects.

8.3 Permit; Compliance With §3(a)(10) of the Securities Act. The California Commissioner shall have issued the California Permit, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

8.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Stockholder Vote.

8.5 Documents. The Company shall have received the following documents:

(a) an Escrow Agreement substantially in the form of Exhibit B, executed by Parent and the Escrow Agent;

(b) Employment Agreements substantially in the forms of Exhibit G-1A and Exhibit G-1B, executed by Parent; and

(c) a certificate executed by the Chief Financial Officer, Secretary and General Counsel of Parent and an authorized officer of each Merger Sub (i) containing the representation and warranty of Parent and each Merger Sub that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.7 and 8.8 have been duly satisfied, (ii) certifying the board resolutions of each entity evidencing the authorization to execute and deliver this Agreement and the documents contemplated thereby, and to perform the obligations of the respective entity under this Agreement and the transactions contemplated thereby, (iii) stating the officers of each such entity duly authorized by the respective boards of directors to execute this Agreement and the documents contemplated to be executed thereby by such entities and (iv) stating that the signatures of such officers on the Agreement and such documents are the signatures of such officers (the “Parent Closing Certificate”).

8.6 HSR Act. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

8.7 Listing. The shares of Parent Common Stock to be issued in Merger I shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

8.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of either Merger shall have been issued by any court of

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competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to either Merger that makes consummation of either Merger illegal.

SECTION 9. TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Closing (whether before or after adoption of this Agreement by the Required Company Stockholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if Merger I shall not have been consummated by February 28, 2003 (the “Termination Date”) (unless the failure to consummate Merger I is primarily caused by a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time of Merger I);

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting either Merger;

(d) by either Parent or the Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time of Merger I;

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

(f) by Parent if (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), such that the condition set forth in Section 7.1 would not be satisfied or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in the Company’s representations and warranties or a breach of a covenant by the Company is curable by the Company through the exercise of commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 9.1(f) on account of such inaccuracy or breach until the earlier of (A) the expiration of a fourteen (14) day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and (B) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

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(g) by the Company if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), such that the condition set forth in Section 8.1 would not be satisfied or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in Parent’s representations and warranties as of or a breach of a covenant by Parent is curable by Parent through the exercise of commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 9.1(g) on account of such inaccuracy or breach until the earlier of (A) the expiration of a fourteen (14) day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and (B) Parent ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective.

9.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(b), Section 9.1(c), Section 9.1(d), Section 9.1(e) or Section 9.1(f), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(b), Section 9.1(c), Section 9.1(d) or Section 9.1(g), the Company shall deliver to Parent a notice, in writing, stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

9.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9, this Agreement shall be of no further force or effect (and, except as provided in this Section 9.3, there shall be no Liability or obligation hereunder on the part of any of the parties hereto or their respective officers, directors, stockholders or Affiliates); provided, however, that (a) this Section 9.3, Section 9.4 and Section 11 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party from any Liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.4 Expenses; Termination Fees.

(a) Subject to Section 1.5 and except as set forth in this Section 9.4, all fees and expenses (including legal fees and accounting fees) incurred in connection with this Agreement and the transactions contemplated by this Agreement (including all fees, costs and expenses incurred by such party in connection with or by virtue of (i) the investigation and review by Parent and its Representatives with respect to the respective business of each of the Acquired Corporations (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (ii) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement and (iv) the consummation of the Mergers) shall be paid by the party incurring such expenses, whether or not the Mergers are consummated; provided, however, that Parent and the Company shall share equally all fees and expenses,

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other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Mergers under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

(b) In the event that the Company executes an agreement providing for an Acquisition within nine (9) months after the termination of this Agreement, then,

(i) as of the closing of such Acquisition, the Company shall pay to Parent, in cash, a nonrefundable fee in the amount equal to $4,650,000 plus an amount equal to the legal and accounting expenses, not to exceed $750,000, incurred by Parent in connection with this Agreement and the transactions contemplated hereby, if this Agreement was terminated by Parent or the Company pursuant to Section 9.1(b) or Section 9.1(d) and at or prior to the time of the termination of this Agreement an Acquisition shall have been publicly disclosed, announced or commenced, or submitted or made to the Company or any of its Representatives; or

(ii) as of the signing of a definitive agreement relating to such Acquisition, the Company shall pay to Parent, in cash, a nonrefundable fee in the amount equal to $9,250,000, if this Agreement was terminated by Parent pursuant to Section 9.1(e).

(c) If either party fails to pay when due any amount payable under Section 9.4, then (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 9.4 and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(d) Section 9.4(b) represents the sole remedy and sole consequence for the matters referenced in that section.

SECTION 10. INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) The representations and warranties made by the Company in Section 2 (as modified or supplemented by the Company Disclosure Schedule as of the date of this Agreement) and in the Company Closing Certificate shall survive the Closing and shall expire on the date that is 18 months after the Closing Date; provided, however, that if, at any time prior to the date that is 18 months after the Closing Date, Parent (acting in good faith) delivers to the Stockholders’ Agents a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for an Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the date that is 18 months after the Closing Date until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Subs, except for those in Sections 3.1, 3.3, 3.4, 3.5, 3.6 and 3.7(b), which shall survive until the first anniversary of the Closing, shall terminate and expire as of the Effective Time of Merger II, and any Liability of Parent, Merger Sub I or Merger Sub II with respect to such representations and warranties (except for those in Sections 3.1, 3.3, 3.4, 3.5, 3.6 and

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3.7(b), for which Liability shall cease on the first anniversary of the Closing) shall thereupon cease, provided, however, that each Company stockholder that receives Merger Stock Consideration shall retain available rights and remedies under applicable federal securities laws.

(b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives (except for the information contained in this Agreement and in the Company Disclosure Schedule).

(c) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

10.2 Indemnification.

(a) From and after the Effective Time of Merger II (but subject to Section 10.1(a) and the limitations set forth in Section 10.3 hereof), the stockholders of the Company who shall have received, or shall be entitled to receive, Merger Consideration pursuant to Section 1.5 (the “Indemnitors”), severally (and not jointly) and in proportion to, and limited to, their original contributions to the General Escrow Fund, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, and the General Escrow Fund shall be available to compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that directly or indirectly arise from or as a result of: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Closing Certificate (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty or to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any breach of any covenant or obligation of the Company to Parent or either Merger Sub (including the covenants set forth in Sections 4 and 6); (iii) (A) any terms of Immaterial Customer Contracts to the extent that such terms materially deviate from the terms of the Acquired Corporations’ Standard License Agreement, Multiple License and Premium Support, or Academic Site License Agreement for the license of Company Software in the ordinary course of business as of the date of this Agreement in the form provided to Parent (the “Standard Form License Agreements”); (B) Encumbrances on any Company Asset or Company IP under Immaterial Customer Contracts to the extent that such Encumbrances materially deviate from Encumbrances that would exist if the license of assets was pursuant to the terms of the Standard Form License Agreements; (C) any Company Contract requiring any of the Acquired Corporations to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim, or discharge or otherwise take responsibility for any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right, to the extent that such obligation materially deviates from the obligation that would exist if the license of assets was pursuant to the terms of the Standard Form License Agreements; (D) any Immaterial Customer Contract involving or incorporating (1) any guaranty, any pledge, any performance or completion bond or any surety arrangement or (2) any indemnity (other than those of the kind described in clause “(C”) above) to the extent that such guaranty, pledge, performance or completion bond, indemnity or surety arrangement materially deviates from the guaranty, pledge, performance or completion bond, indemnity or surety arrangement that would exist if the license of assets was pursuant to the terms of the Standard Form License Agreements; (E) Immaterial Customer Contracts that contain an

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agreement with respect to a change of control of any Acquired Corporation to the extent that such agreements with respect to a change of control of the Acquired Corporations materially deviate from the Standard Form License Agreements; (F) the failure of any Immaterial Customer Contract to be valid and in full force and effect, and, to the Knowledge of the Company, enforceable in accordance with its terms, subject to (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (2) rules of law governing specific performance, injunctive relief and other equitable remedies to the extent that such Immaterial Customer Contract would be valid and in full force and effect, and, to the Knowledge of the Company, enforceable in accordance with its terms if the license of assets was pursuant to the terms of the Standard Form License Agreements; (G) the violation or breach of, or commission of any default under, any Immaterial Customer Contract by any of the Acquired Corporations, or, to the Knowledge of the Company, the violation or breach of, or commission of any default under, any Immaterial Customer Contract by any other Person or, to the Knowledge of the Company, the occurrence of any event, or the existence of any circumstance or condition, that (with or without notice or lapse of time) will, or could reasonably be expected to, (1) result in a violation or breach of any of the provisions of any Immaterial Contract, (2) give any Person the right to declare a default or exercise any remedy under any Immaterial Contract, (3) give any Person the right to accelerate the maturity or performance of any Immaterial Contract or (4) give any Person the right to cancel, terminate or modify any Immaterial Contract; (H) the waiver by any of the Acquired Corporations of any material rights under any Immaterial Customer Contract to the extent such rights would exist if the license of assets subject to such Immaterial Contract was pursuant to the terms of the Standard Form License Agreements; (I) any Person who is renegotiating, or has a right pursuant to the terms of any Immaterial Customer Contract to renegotiate, any amount paid or payable to any of the Acquired Corporations under any Immaterial Customer Contract or any other term or provision of any Immaterial Customer Contract to the extent that such rights to renegotiate materially deviate from the rights to renegotiate that would exist if the license of assets was pursuant to the terms of the Standard Form License Agreements; (J) any Liabilities under Immaterial Customer Contracts to the extent that such Liabilities materially deviate from the Liabilities that would exist if the license of assets was pursuant to the terms of the Standard Form License Agreements; or (K) the fact that (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (2) the consummation of the Mergers or any of the other transactions contemplated by this Agreement, directly or indirectly (with or without notice or lapse of time), contravenes, conflicts with or results in a violation or breach of, or results in a default under, any provision of any Immaterial Customer Contract, or gives any Person the right to (x) declare a default or exercise any remedy under any such Immaterial Customer Contract, (y) accelerate the maturity or performance of any such Immaterial Customer Contract or (z) cancel, terminate or modify any such Immaterial Customer Contract; (iv) the failure of any Company Software to perform, as of the Closing Date, in accordance with any applicable product specifications provided to customers or any enforceable commitments relating to the use, functionality or performance of Company Software to the extent that the failure to so perform cannot be fixed under the Acquired Corporations’ current, standard maintenance and support policy consistent with the Acquired Corporations’ past practices; provided, however, that the Indemnitors shall not be obligated to hold harmless and indemnify any Indemnitee for Damages related to the matter in clause “(iv)” to the extent such Damages were directly caused by actions taken by Parent, the Surviving Corporation, either of their Subsidiaries or any of their customers from and after the Closing; (v) any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding (except pursuant to Company specifications regarding security) in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) damaging or destroying any data or file without the user’s consent contained in any Company Software as of the Closing to the extent not capable of repair under the Acquired Corporations’ current, standard maintenance and support policy consistent with the Acquired

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Corporations’ past practices; provided, however, that the Indemnitors shall not be obligated to hold harmless and indemnify any Indemnitee for Damages related to the matter in clause “(v)” to the extent such Damages were directly caused by actions taken by Parent, the Surviving Corporation, either of their Subsidiaries or any of their customers from and after the Closing; (vi) the matters disclosed in Exhibit M; (vii) any loss of tax deduction due to the application of Section 280G of the Code, where the Damages shall be measured as the product of the amount of such lost deduction multiplied by the sum of the Parent’s highest marginal federal, state and local tax rates as of the year of the lost deduction; or (viii) to the extent not included in Damages suffered or incurred under clause “(i),” “(ii),” “(iii),” “(iv),” “(v),” “(vi)” or “(vii)” above, any Legal Proceeding relating to any matter of the type referred to in clause “(i),” “(ii),” “(iii),” “(iv),” “(v),” “(vi)” or “(vii)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10).

(b) From and after the Effective Time of Merger II (but subject to Section 10.1(a) and the limitations set forth in Section 10.3 hereof), the Indemnitors, severally (and not jointly) and in proportion to, and limited to, their original contributions to the Special Escrow Fund, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, and the Special Escrow Fund shall be available solely to compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that directly or indirectly arise from or as a result of: (i) the matters disclosed in Exhibit M or (ii) to the extent not included in Damages suffered or incurred under clause “(i)” above, any Legal Proceeding relating to any matter of the type referred to in clause “(i)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10(b)).

(c) The Indemnitors acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach. Any claims of the Surviving Corporation will be governed as Parent’s claims are governed under this Section 10, including the limitations imposed by Section 10.3.

10.3 Exclusive Remedy. With the exception of claims based upon fraud and claims made pursuant to Section 10.2(b), from and after the Closing, recourse of Parent and any other Indemnitee to the General Escrow Fund pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of Parent and any other Indemnitees for monetary Damages for matters related to this Agreement and the transactions set forth herein (it being understood that nothing in this Section 10.3 or elsewhere in this Agreement shall effect Parent’s rights to equitable remedies to the extent available). With the exception of claims made pursuant to Section 10.2(a), from and after the Closing, recourse of Parent and any other Indemnitee to the Special Escrow Fund pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of Parent and any other Indemnitees for monetary Damages for matters identified in Section 10.2(b) (it being understood that nothing in this Section 10.3 or elsewhere in this Agreement shall effect Parent’s rights to equitable remedies to the extent available). In no event shall there be multiple recovery for any Damages incurred, and an Indemnitee shall not be entitled to recover from the Indemnitors to the extent that such Indemnitee has sought and received reimbursement for Damages under an insurance policy maintained by the Company prior to the Closing.

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10.4 Satisfaction of Indemnification Claim. In the event any Indemnitor shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section 10, such Indemnitor shall satisfy such liability pursuant to the terms of the Escrow Agreement.

10.5 No Contribution. Each Indemnitor waives, and acknowledges and agrees that he, she or it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he, she or it may become subject under or in connection with this Agreement or the Company Closing Certificate except for any rights to indemnification that an officer, agent or director may have pursuant to Section 6.10.

10.6 Interest. Any Indemnitor who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 10 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Indemnitee first suffered Damages and ending on the date on which the liability of such Indemnitor to such Indemnitee is fully satisfied by such Indemnitor) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

10.7 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 10, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors (exclusively out of (i) the General Escrow Fund with respect to claims related to Section 10.2(a) or (ii) the Special Escrow Fund with respect to claims related to Section 10.2(b));

(b) the Indemnitors shall make available to Parent any documents and materials in their possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Primary Stockholders’ Agent (as defined in Section 11.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Stockholders’ Agents prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Agents shall not limit any of the obligations of the Indemnitors under this Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). Any and all expenses relating to the defense of any claim or Legal Proceeding related to Section 10.2(a) and any payments made to settle, adjust or compromise any such claim or Legal Proceeding shall be paid exclusively from the General Escrow Fund. Any and all expenses relating to the defense of any claim or Legal Proceeding related to Section 10.2(b) and any payments made to settle, adjust or compromise any such claim or Legal Proceeding shall be paid exclusively from the Special Escrow Fund.

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10.8 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.9 Arbitration. Notwithstanding Section 11.6, any dispute, claim or controversy arising out of or relating to this Section 10 shall be determined by arbitration in the County of Santa Clara or San Francisco in the State of California, before a sole arbitrator, in accordance with the laws of the State of Delaware for agreements made in and to be performed in that state. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1 Stockholders’ Agents. The Indemnitors hereby appoint Peter Coad as their agent for purposes of this Agreement (the “Primary Stockholders’ Agent”), and Mr. Coad hereby accepts his appointment as the Primary Stockholders’ Agent. The Indemnitors hereby appoint Kurt A. Jaggers as their secondary agent for purposes of this Agreement (the “Secondary Stockholders’ Agent,” and together with the Primary Stockholders’ Agent, the “Stockholders’ Agents”), and Mr. Jaggers hereby accepts his appointment as the Secondary Stockholders’ Agent. Parent shall be entitled to deal exclusively with the Primary Stockholders’ Agent on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Primary Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any Indemnitor by the Primary Stockholders’ Agent, as fully binding upon such Indemnitor. Notwithstanding anything to the foregoing, the Primary Stockholders’ Agent shall not take any action binding the Indemnitors without the consent of the Secondary Stockholders’ Agent, which consent shall not be unreasonably withheld. If the Primary Stockholders’ Agent shall die, become disabled or otherwise be unable or unwilling to fulfill his responsibilities as agent of the Indemnitors, then the Indemnitors constituting the recipients of a majority in interest of the Merger Consideration shall, within twenty (20) days after such death, disability or resignation, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. If the successor is appointed as described herein, no notice to any other Indemnitor shall be required. Any such successor shall become the “Primary Stockholders’ Agent” for purposes of this Agreement and the Escrow Agreement. If for any reason there is no Primary Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Indemnitors. If the Secondary Stockholders’ Agent shall die, become disabled or otherwise be unable or unwilling to fulfill his responsibilities, then T.A. Associates shall, within twenty (20) days after such death, disability or resignation, appoint a successor agent and, within five (5) business days thereafter, shall notify Parent and the Escrow Agent of the identity of such successor. If the successor is appointed as described herein, no notice to any other Indemnitor shall be required. Any such successor shall become the Secondary Stockholders’ Agent for purposes of this Agreement and the Escrow Agreement. For such time as there is no Secondary Stockholders’ Agent, due to T.A. Associates’ failure to appoint such Secondary Stockholders’ Agent or otherwise, the Primary Stockholders’ Agent may act without the consent of the Secondary Stockholders’ Agent. Neither Stockholders’ Agent shall be responsible for any act done or omitted thereunder as a Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment. The Indemnitors shall jointly and severally indemnify the Primary Stockholders’ Agent and hold the Primary Stockholders’ Agent harmless against any loss, liability or expense incurred without recklessness, bad faith or intentional misconduct on the part of the Primary Stockholders’ Agent and arising out of or in connection with the acceptance or administration of the Primary Stockholders’

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Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Stockholders’ Agent. By virtue of their adoption of this Agreement, the Indemnitors hereby agree to pay the costs and expenses of the Primary Stockholders’ Agent in connection with the acceptance and administration of the Primary Stockholders’ Agent’s duties hereunder. The Primary Stockholders’ Agent shall be reimbursed for such costs and expenses by making a claim against an Escrow Fund, to the extent that such Escrow Fund on its Release Date contains sufficient funds after resolution of all claims made against such Escrow Fund by any Indemnitees. The Secondary Stockholders’ Agent will bear all of his own fees and costs.

11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (a) by hand or (b) one (1) business day after being sent by registered mail, by courier or express delivery service or by facsimile (with a hard copy sent in the manner provided herein) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or a Merger Sub:

Borland Software Corporation
100 Enterprise Way
Scotts Valley, CA 95066-3249
Attn: Keith E. Gottfried
Senior Vice President—Law and Corporate Affairs,
General Counsel, Corporate Secretary and Chief Legal Officer
email: kgottfried@borland.com
Facsimile: (831) 431-4171

Targa Acquisition Corp. I
c/o Borland Software Corporation
100 Enterprise Way
Scotts Valley, CA 95066-3249
Attn: Keith E. Gottfried
Senior Vice President—Law and Corporate Affairs,
General Counsel, Corporate Secretary and Chief Legal Officer
email: kgottfried@borland.com
Facsimile: (831) 431-4171

Targa Acquisition Corp. II
c/o Borland Software Corporation
100 Enterprise Way
Scotts Valley, CA 95066-3249
Attn: Keith E. Gottfried
Senior Vice President—Law and Corporate Affairs,
General Counsel, Corporate Secretary and Chief Legal Officer

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email: kgottfried@borland.com
Facsimile: (831) 431-4171

In each case with a mandatory copy to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attn: Suzanne Sawochka Hooper
email: hooperss@cooley.com
Facsimile: (650) 849-7400

if to the Company:

TogetherSoft Corporation
Centennial Park
900 Main Campus Drive, Suite 500
Raleigh, NC 27606
Attn: Jeffrey Lunsford, President
email: jeff.lunsford@togethersoft.com
Facsimile: (919) 865-0480

With a mandatory copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attn: Thomas C. Klein
email: tklein@wsgr.com
Facsimile: (650) 493-6811

if to the Stockholders’ Agents:

Peter Coad
TogetherSoft Corporation
14090 Southwest Fwy, Suite 300
Sugar Land, TX 77478
email: primary.shareholders.agent@coad.com
Facsimile: (281) 340-2093

Kurt Jaggers
c/o TA Associates, Inc.
70 Willow Road, Suite 100
Menlo Park, CA 94025-8552
email: kjaggers@ta.com
Facsimile: (650) 326-4933

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11.4 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

11.6 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof or of any other jurisdiction).

(a) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. The parties hereto:

(i) expressly and irrevocably consent and submit to the jurisdiction of each state and federal court located in the State of Delaware, in connection with any such legal proceeding;

(ii) agree that service of any process, summons, notice or document by U.S. mail addressed to him, her or it at the address set forth on the signature page of this Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agree that each state and federal court located in the State of Delaware, shall be deemed to be a convenient forum; and

(iv) agree not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or that the subject matter of this Agreement may not be enforced in or by such court.

(b) Nothing contained in this Section 11.6 shall be deemed to limit or otherwise affect the right of any party to commence any legal proceeding or otherwise proceed against another party in any other forum or jurisdiction.

11.7 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub I and its successors and assigns (if any); and Merger Sub II and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company’s stockholders (to the extent set forth in Section 1.5); the holders of assumed Company Options (to the extent set forth in Section 1.6); Parent; Merger Subs; the other Indemnitees (subject to Section 10.8); and the respective successors and assigns (if any) of the foregoing and the directors, officers and agents of the Company and the Acquired Corporations (to the extent set forth in Section 6.10). Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any

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other Person in connection with a change of control of Parent or a sale of substantially all of the assets of Parent without obtaining the consent or approval of any other party hereto or of any other Person.

11.8 Remedies Cumulative; Specific Performance. The parties to this Agreement agree that, except as provided in Section 10.3, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

11.9 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.12 Parties in Interest. Except for the provisions of Sections 1.5, 1.6, 6.8, 6.10 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.13 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings, written and oral, among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time of Merger I or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

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11.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) For purposes of this Agreement, a document shall be deemed to have been “made available” to Parent only if such document is (i) listed on an index, dated as of the date hereof, of the documents made available to Parent and its Representatives at the data room located at 1117 California Street, Palo Alto, California, (ii) listed on an index, dated as of the date hereof, of documents provided to Parent’s outside international legal counsel or (iii) listed on an index, dated as of the date hereof, of documents made available to Parent and its Representatives at Targa’s headquarters at Raleigh, North Carolina.

(f) For purposes of this Agreement, whenever any mathematical calculation is required to be made, it shall be calculated to the fourth decimal place.

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The parties hereto have caused this Agreement to be executed and delivered as of October 29, 2002.

BORLAND SOFTWARE CORPORATION,
a Delaware corporation

By:	/s/ DALE L. FULLER
Dale L. Fuller President and Chief Executive Officer

TARGA ACQUISITION CORP. I,
a Delaware corporation

By:	/s/ KEITH E. GOTTFRIED
Keith E. Gottfried Secretary

TARGA ACQUISITION CORP. II,
a Delaware corporation

By:	/s/ KEITH E. GOTTFRIED
Keith E. Gottfried Secretary

TOGETHERSOFT CORPORATION,
a Delaware corporation

By:	/s/ JEFFREY LUNSFORD
Jeffrey Lunsford President and Chief Executive Officer

SOLELY FOR PURPOSES OF SECTION 11 AND THE ESCROW AGREEMENT:

PRIMARY STOCKHOLDERS’ AGENT

By:	/s/ PETER COAD
Peter Coad

SECONDARY STOCKHOLDERS’ AGENT

By:	/s/ KURT JAGGERS
Kurt Jaggers

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations. “Acquired Corporations” shall mean the Company and each of its Subsidiaries.

Acquisition. “Acquisition” shall mean any transaction involving:

(a) the sale, license, disposition or acquisition of all or at least a majority of the Company’s business or assets;

(b) the issuance, disposition or acquisition of a greater than 40% interest in the total outstanding and voting securities of the Company; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company in which the stockholders of the Company immediately prior to the transaction own less than 50% of the surviving entity.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal, or indication of interest (other than an offer, proposal or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule and the Parent Disclosure Schedule), as it may be amended from time to time.

California Permit. “California Permit” shall mean a permit issued by the California Commissioner under Section 25121 of the California Corporations Code (following a hearing upon the fairness of the terms and conditions of the Mergers, conducted pursuant to Section 25142 of the California Corporations Code) for the issuance of the Parent Common Stock to be issued in Merger I.

Closing Percentage. “Closing Percentage” shall be equal to 100 minus the Escrow Percentage.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

Company Common Stock. “Company Common Stock” shall mean the common stock (par value $0.001 per share) of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any of its assets is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company Counsel. “Company Counsel” shall mean Wilson Sonsini Goodrich & Rosati, Professional Corporation and any other legal counsel that has provided (or provides) services to or on

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behalf of any of the Acquired Corporations in connection with the transactions contemplated by the Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

Company Preferred Stock. “Company Preferred Stock” shall mean the Series A Preferred Stock and Series B Preferred Stock.

Company Common Warrant. “Company Common Warrant” shall mean any Company Warrant to purchase Company Common Stock.

Company Series B Warrant. “Company Series B Warrant” shall mean any Company Warrant to purchase Series B Preferred Stock.

Company Warrant. “Company Warrant” shall mean any warrant or other right to purchase any equity security of the Company, other than options to purchase Company Common Stock held by employees, former employees, consultants, former consultants or directors of the Company and outstanding under a stock option plan of the Company.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Business Development Mutual Nondisclosure Agreement dated April 16, 2002 between Parent and the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any legally binding written, oral or other agreement, contract, subcontract, lease, assignment, understanding, instrument, note, warranty, insurance policy, benefit plan, commitment or undertaking.

Damages. “Damages” shall include the monetary value of any loss, damage, injury, decline in value, lost opportunity, Liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature.

Effective Time of Merger I. “Effective Time of Merger I” shall mean the time at which a properly executed certificate of merger for Merger I conforming to the requirements of the DGCL is filed with the Secretary of State of the State of Delaware.

Effective Time of Merger II. “Effective Time of Merger II” shall mean the time at which a properly executed certificate of merger for Merger II conforming to the requirements of the DGCL is filed with the Secretary of State of the State of Delaware.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal, preemptive right or legal restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), with the exception of any mechanics’ liens arising in the ordinary course of business and consistent with past practice, any lien for current taxes not yet due and payable and any lien or encumbrance against any landlord’s or owner’s interest in any leased property.

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Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Escrow Fund. “Escrow Fund” shall mean the General Escrow Fund, the Tax Escrow Fund and the Special Escrow Fund, collectively.

Escrow Percentage. “Escrow Percentage” shall equal the percentage determined by dividing 26,000,000 by the sum of ((9,050,000 times the Parent Average Stock Price) plus the Merger Cash Consideration) and multiplying such amount by 100.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

General Escrow Fund. “General Escrow Fund” shall mean the escrow fund maintained by the escrow agent for the purposes of satisfying claims brought pursuant to Section 10.2(a) of the Agreement for the period of time and in accordance with the terms set forth in the Agreement and the Escrow Agreement.

General Escrow Release Date. “General Escrow Release Date” shall mean the date on which all claims against the General Escrow Account have been resolved in accordance with the Escrow Agreement.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality or district; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Immaterial Customer Contract. “Immaterial Customer Contract” shall mean a Company Contract that provides for any license of assets to any Person by any of the Acquired Corporations pursuant to terms that do not provide for the payment to any of the Acquired Corporations of license fees or other amounts equal to or in excess of $50,000 on an annualized per customer basis (without regard to

A-3.

when or whether any or all of such license fees or other amounts will be recognized as revenue for accounting purposes).

Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation);and (c) the respective successors and assigns of the Persons referred to in clauses “(a) and “(b)” above; provided, however, that the Indemnitors shall not be deemed to be “Indemnitees.”

Incentive Options. “Incentive Options” shall mean options granted by the Acquired Corporations at the request of Parent after the execution of the Agreement

Information Statement. “Information Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Knowledge. Information shall be deemed to be known to or to the “Knowledge” of a party if that information is actually known by any officer or director of such party after consultation, as appropriate, with key management-level employees of such party responsible for the subject matter of the applicable representation or warranty.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Adverse Effect. An event, condition or circumstance (including adverse economic or industry conditions) will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, condition or circumstance has had or might have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, capitalization, financial performance or prospects of the Company or any of its Subsidiaries, taken together as a whole.

Parent Capital Stock. “Parent Capital Stock” shall mean Parent Common Stock and Parent Preferred Stock.

Parent Common Stock. “Parent Common Stock” shall mean the common stock, (par value $0.01 per share) of Parent.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Company on behalf of Parent.

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Parent Preferred Stock. “Parent Preferred Stock” shall mean the preferred stock, (par value $0.01 per share) of Parent.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Real Property. “Real Property” shall mean (a) all parcels and tracts of land in which any of the Acquired Corporations has an ownership interest, (b) any buildings, structures, fixtures and improvements located on such land, including those under construction and (c) all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the land referred to in clause “(a).”

Release Date. “Release Date” shall mean (a) with respect to the General Escrow Fund, the General Escrow Release Date and (b) with respect to the Special Escrow Fund, the Special Escrow Release Date.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Rights Plan. “Rights Plan” shall mean the Stockholder Rights Agreement dated as of October 26, 2001 between Parent and Mellon Investor Services LLC, as rights agent.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Series A Preferred Stock. “Series A Preferred Stock” shall mean the preferred stock of the Company (par value $0.001 per share) designated as “Series A Convertible Preferred Stock.”

Series B Preferred Stock. “Series B Preferred Stock” shall mean the preferred stock of the Company (par value $0.001 per share) designated as “Series B Participating Convertible Preferred Stock.”

Special Escrow Fund. “Special Escrow Fund” shall mean the escrow fund maintained by the escrow agent for the purposes of satisfying claims brought pursuant to Section 10.2(b) of the Agreement for the period of time and in accordance with the terms set forth in the Agreement and the Escrow Agreement.

Special Escrow Release Date. “Special Escrow Release Date” shall mean the date on which all claims against the Special Escrow Account have been resolved in accordance with the Escrow Agreement.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity or financial interests or such Entity.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

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Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.4 of the Agreement; (b) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company’s stockholders, within five (5) business days after Parent requests in writing that such recommendation or determination be reaffirmed; (c) the Company shall have failed to hold the Company Stockholders’ Meeting as promptly as practicable and in any event within forty-five (45) days after the California Permit has been issued; or (d) an Acquisition Proposal is publicly announced, and the Company (i) fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days after such Acquisition Proposal is announced or (ii) otherwise fails to actively oppose such Acquisition Proposal.

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